                                                                    EXHIBIT 2.49




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                               YOUNG ONES, INC.,


                        ZEBRA BROADCASTING CORPORATION,


                     THE SELLING STOCKHOLDERS NAMED HEREIN,



                                      AND



                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES





                             AS OF AUGUST 11, 1998

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                        ARTICLE 1
                                                 TERMS OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . .   2
         1.1       Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2       Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3       Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                                        ARTICLE 2
                                                  GOVERNMENTAL CONSENTS   . . . . . . . . . . . . . . . . . . . . . .   5
         2.1       FCC Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2       FCC Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE 3
                                REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY   . . . . . . . . . . . . .   5
         3.1       Representations and Warranties of Sellers and the Company  . . . . . . . . . . . . . . . . . . . .   5
                   3.1.1     Title to Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   3.1.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   3.1.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   3.1.4     Organization, Good Standing, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   3.1.5     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                   3.1.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                   3.1.7     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                   3.1.8     Compliance with Applicable Laws, FCC Matters . . . . . . . . . . . . . . . . . . . . . .   8
                   3.1.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   3.1.10    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   3.1.11    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   3.1.12    Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   3.1.13    Liens and Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   3.1.14    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   3.1.15    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   3.1.16    Personnel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   3.1.17    Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   3.1.18    ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   3.1.19    Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   3.1.20    Patents, Trademarks, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   3.1.21    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                   3.1.22    Commission or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   3.1.23    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   3.1.24    The Company's Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   3.1.25    Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   3.1.26    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   3.1.27    Availability of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   3.1.28    Interest in Competitors, Suppliers and Customers  . . . . . . . . . . . . . . . . . . .  21
                   3.1.29    Controlled Group Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   3.1.30    Barter Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   3.1.31    Settlement Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   3.1.32    No Assets, Liabilities or Operations  . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                        ARTICLE 4
                                         REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . .  23
         4.1       Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   4.1.1     Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   4.1.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   4.1.3     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   4.1.4     Absence of Conflicting Agreements or Required Consents . . . . . . . . . . . . . . . . .  23
                   4.1.5     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   4.1.6     Commission or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   4.1.7     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   4.1.8     Investment Intent; Sophisticated Buyer . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                        ARTICLE 5
                                           COVENANTS OF SELLERS AND THE COMPANY . . . . . . . . . . . . . . . . . . .  25
         5.1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   5.1.1     Conduct Prior to the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   5.1.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   5.1.3     Satisfaction of Conditions; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   5.1.4     Sale of Acquired Assets; Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   5.1.5     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   5.1.6     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   5.1.7     FCC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   5.1.8     Updating of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   5.1.9     Response to Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   5.1.10    Barter and Trade   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   5.1.11    Interim Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   5.1.12    Estoppel Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   5.1.13    Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                   5.1.14 Termination of Management Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                        ARTICLE 6
                                                    COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . .  31
         6.1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   6.1.1     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   6.1.2     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   6.1.3     Post-Closing Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   6.1.4     Satisfaction of Conditions; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                   6.1.5     Response to Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                   6.1.6     Other Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 7
                                                     JOINT COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.1       FCC Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.2       Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.3       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.4       Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.5       Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.6       Condition of Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.7       Cobra Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                        ARTICLE 8
                                              CONDITIONS OF CLOSING BY BUYER  . . . . . . . . . . . . . . . . . . . .  35
         8.1       Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.2       Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.3       Third Party Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.4       Closing Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.5       Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.6       Adverse Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.7       The Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.8       Indemnification and Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.9       Release of Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.10      Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.11      Earnest Money Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.12      No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.13      Resignation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.14      Other Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.15      1445 Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.16      Termination of Management Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                        ARTICLE 9
                                             CONDITIONS OF CLOSING BY SELLERS . . . . . . . . . . . . . . . . . . . .  38
         9.1       Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.2       Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.3       Certifications, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.4       Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.5       Adverse Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.6       Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.7       Indemnification and Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.8       Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                        ARTICLE 10
                                      TRANSFER TAXES; FEES AND EXPENSES; TAX MATTERS  . . . . . . . . . . . . . . . .  39
         10.1      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.2      Sales and Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.3      Governmental Filing or Grant Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.4      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                        ARTICLE 11
                                LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF CREDIT  . . . . . . . . . . . . .  41
         11.1      Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         11.2      Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.3      Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                                        ARTICLE 12
                                                    TERMINATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . .  43
         12.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                        ARTICLE 13
                                                       RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.1      Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                        ARTICLE 14
                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  46
         14.1      Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.2      Certain Interpretive Matters and Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.3      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.4      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.5      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.6      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         14.7      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         14.8      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         14.9      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         14.10     Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         14.11     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         14.12     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         14.13     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         14.14     No Third-Party Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         14.15     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                   SCHEDULES


Schedule 2.1               Licenses
Schedule 3.1.1             Shares
Schedule 3.1.6             Financial Statements
Schedule 3.1.7             Undisclosed Liabilities
Schedule 3.1.8             Noncompliance with the Communications Act and the FCC
Schedule 3.1.9             Litigation
Schedule 3.1.10            Insurance
Schedule 3.1.11            Real Estate
Schedule 3.1.12            Personal Property
Schedule 3.1.13            Permitted Liens
Schedule 3.1.14            Environmental Matters
Schedule 3.1.15            Taxes
Schedule 3.1.16            Personnel
Schedule 3.1.17            Contracts
Schedule 3.1.18            ERISA Matters
Schedule 3.1.19            Labor Matters
Schedule 3.1.20            Intellectual Property
Schedule 3.1.28            Interest in Competitors, Suppliers and Customers
Schedule 3.1.30            Barter Arrangements
Schedule 4.1.4             Consents
Schedule 6.1.5             Certain Actions



                                    EXHIBITS

Exhibit A                  Indemnification and Escrow Agreement
Exhibit B-1                Opinion of Thano G. Pasalis & Associates
Exhibit B-2                Opinion of Paul, Hastings, Janofsky & Walker LLP
Exhibit C                  Opinion of Weil, Gotshal & Manges LLP
Exhibit D                  Earnest Money Escrow Agreement

                                 DEFINED TERMS

Defined Terms                                                                        Section
-------------                                                                        -------
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 14.2
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.4
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.4
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.15
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.8
Company Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Company Nonvoting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.3
Company Voting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.3
Company's Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.6
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.17
Earnest Money Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.3
Earnest Money Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.3
Earnest Money Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.3
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3
Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.18
Environmental Costs and Liabilities . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.14
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.14
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.18
ERISA Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.18
Estimate Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.3
Excepted Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 14.1
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 14.4
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1
FCC Applications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.2
FCC Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1
Final Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.4
Final Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.4
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 7.5
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.6
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.5
Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.14
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 7.5
Indemnification and Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . .      Section 1.2

Independent Group Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.20
Leased Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.11(c)
Liability Adjustment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.2
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.13
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.4
May 1998 Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.7
Objection Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.5
Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Owned Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.11(c)
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.13
Predecessor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.14
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2
Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.11(c)
Reviewing Firm  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.5
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.1.8
Seller Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.1
Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Settlement Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.31
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Specified Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 13.1
Station Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.16
Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Stations Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1
Studies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 7.6
Tax or Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.15
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1.15
Trade Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.2
Wincom Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Working Capital Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3.1
Young Ones  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Young Ones Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Zapis Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made as of August 11, 1998, is by and among Young Ones, Inc., an Ohio corporation ("Young Ones"), Zebra Broadcasting Corporation, an Ohio corporation (the "Company"), Maria Zapis Wymer, Leon X. Zapis, Donna Zapis Thomas, and Renee Zapis Seybert (all such individuals collectively referred to as the "Sellers"), and Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Buyer").

                                  WITNESSETH:

         WHEREAS, the Company owns certain assets, which are used in connection with the operation of radio stations WZJM 92.3 FM and WJMO 1490 AM in Cleveland Heights, Ohio (the "Stations"); and

         WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of Young Ones, which constitutes all of the issued and outstanding equity interests of Young Ones (the "Young Ones Shares"); and

         WHEREAS, Sellers own all of the issued and outstanding nonvoting capital stock of the Company (the "Company Nonvoting Shares"), which, together with all of the issued and outstanding voting capital stock of the Company owned by Young Ones (the "Company Voting Shares"), constitutes all of the issued and outstanding equity interests of the Company (the "Company Shares," and together with the Young Ones Shares, the "Shares"); and

         WHEREAS, contemporaneously herewith, Buyer shall enter into (a) a Stock Purchase Agreement with ML Media Partners L.P., Wincom Broadcasting Corporation and WIN Communications, Inc. to purchase all of the stock of Wincom Broadcasting Corporation, which operates radio station WQAL 104.1 FM in Cleveland, Ohio (the "Wincom Acquisition"), (b) an Asset Purchase Agreement with Independent Group Limited Partnership to purchase substantially all of the assets used in connection with the operation of radio stations WDOK 102.1 FM and WRMR 850 AM in Cleveland, Ohio (the "Independent Group Acquisition") and
(c) an Asset Purchase Agreement with Zapis Communications Inc. to purchase substantially all of the assets used in connection with the operation of radio stations WZAK 93.1 FM in Cleveland, Ohio (the "Zapis Acquisition," and together with the Independent Group Acquisition and the Wincom Acquisition, the "Other Acquisitions"); and

         WHEREAS, Sellers desire to sell the Shares and Buyer desires to purchase the Shares in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                   ARTICLE 1
                            TERMS OF THE TRANSACTION

         1.1 Sale of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.4), Sellers shall sell and assign to Buyer, and Buyer shall purchase and acquire from Sellers, the Shares.

         1.2 Purchase Price. In exchange for the Shares, Buyer shall, subject to Articles 8 and 9 hereof, at the Closing deliver to Sellers the amount equal to Thirty-Five Million Dollars ($35,000,000), plus or minus as the case may be, the Working Capital Amount as defined in Section 1.3.1 hereof, minus the Liability Adjustment Amount as defined in Section 1.3.2 hereof (as adjusted, the "Purchase Price") by wire transfer of immediately available funds; provided that a portion of the Purchase Price equal to $1,018,160 will be paid by Buyer into escrow pursuant to the Indemnification and Escrow Agreement among Buyer, Sellers and Key Trust Company of Ohio, N.A., as escrow agent in the form attached as Exhibit A hereto (the "Indemnification and Escrow Agreement").

         1.3     Adjustments.

                 1.3.1 (a) The "Working Capital Amount" means the amount equal to the Company's current assets, net of an allowance for uncollectible accounts established in accordance with GAAP (as defined in Section 3.1.6) consistent with the Company's past accounting practices and policies during the fiscal year ended December 31, 1996 in which Seller was audited by Cohen & Company, as of 12:01 a.m. on the Closing Date (as defined in Section 1.4) (the "Effective Time"), minus the Company's current liabilities as of the Effective Time, calculated in accordance with GAAP.

                 (b) The payments to Sellers shall be made by Buyer, or on behalf of Buyer, to Sellers or Sellers' designee pursuant to an irrevocable pay proceeds letter delivered by Sellers to Buyer at least three business days prior to the Closing Date.

                 1.3.2 The "Liability Adjustment Amount" means the amount equal to the total of, without duplication, (a) all of the liabilities and obligations of the Company as of the Effective Time required to be reflected on a balance sheet prepared in accordance with GAAP, (b) any prepayment penalties and premiums and other penalties, costs and expenses associated with the prepayment or retirement of any indebtedness of the Company, whether or not incurred at Closing, (c) any stay bonuses paid to employees of the Company prior to or at the Closing or committed to, prior to the Closing, to be paid by the Company after the Closing, (d) Taxes relating to any periods ending on or prior to the Closing Date, whether or not then due, (e) any severance obligations of the Company with respect to employees terminated prior to or as of the Closing, and (f) all liabilities and obligations to any Affiliates (as defined in Section 14.2) of Sellers, the Company or Young Ones (including without limitation Zapis Communications Corporation ("Zapis") and The Parklane Group, Inc. ("Parklane")) but, excluding (i) the liabilities and obligations of the Company which relate to the operations of the Company after the Closing,
(ii) any liabilities and obligations reflected in the Working Capital Amount,
(iii) any liabilities and obligations related to vacation and sick pay of employees who remain with the Company accrued since January 1, 1998, (iv) any liabilities and obligations of the Company paid prior to or as of the Closing, provided that to the extent that cash of the Company is used to make such payments, the use of such cash is reflected in the Working Capital Amount, and
(v) all liabilities and obligations relating to bartered goods and services ("Trade Agreements").

                 1.3.3 Sellers shall prepare and deliver to Buyer, at least five business days prior to the Closing Date, a statement (the "Estimate Statement") showing the amount reasonably estimated by Sellers, in good faith, to be (a) the Working Capital Amount, together with reasonable detail as to how such amount was determined and (b) the Liability Adjustment Amount, together with reasonable detail as to how such amount was determined. Prior to Closing, Sellers and the Company shall provide to Buyer copies of or reasonable access to all books and records as Buyer may reasonably request for purposes of verifying the estimated Working Capital Amount, the estimated Liability Adjustment Amount and the calculations set forth on the Estimate Statement. Sellers and Buyer agree to work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in the Estimate Statement. The Purchase Price paid by Buyer shall be based on the estimated Working Capital Amount and estimated Liability Adjustment Amount set forth in the Estimate Statement agreed to by Buyer and shall be adjusted post-Closing, if necessary pursuant to this Section 1.3.

                 1.3.4 Buyer will deliver to Sellers, within 60 days after the Closing Date, a schedule which sets forth the actual Working Capital Amount and the actual Liability Adjustment Amount as of the Effective Time and sets forth in reasonable detail how such amounts were determined (the "Final Statement"). Buyer shall provide to Sellers copies of or reasonable access to all books and records of the Company as Sellers may reasonably request for purposes of verifying the final Working Capital Amount, the final Liability Adjustment Amount and the calculations set forth in the Final Statement.

                 1.3.5 If within 30 days after Buyer delivers the Final Statement to Sellers (the "Objection Period"), Sellers notify Buyer of any objections to the calculation of the amounts set forth in the Final Statement, Buyer and Sellers will attempt in good faith to agree by the date which is 100 days after the Closing Date upon such amounts. If Buyer and Sellers cannot agree by such date as to the final Working Capital Amount and/or Liability Adjustment Amount, Buyer and Sellers hereby designate Ernst & Young LLP (the "Reviewing Firm") to review the Final Statement, Sellers' objections and any other relevant documents. The cost of retaining such Reviewing Firm shall be borne one-half by Buyer and one-half by Sellers. The Reviewing Firm shall report its conclusions in writing to both Buyer and Sellers and such conclusions as to factual and accounting matters respecting the final Working Capital Amount and/or the final Liability Adjustment Amount and the calculations set forth in the Final Statement shall be conclusive on all parties to this Agreement and not subject to review or dispute. Buyer or Sellers, as applicable, shall within ten days of the earlier to occur of (a) the parties' agreement to the final Working Capital Amount and the final Liability Adjustment Amount or (b) the Reviewing Firm's final determination of such amounts, pay the amount owing to the other party by wire transfer of immediately available funds.

         1.4 Closing. The consummation of the transactions contemplated herein (the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Sellers (a) within ten (10) business days after the FCC Consents (as defined in Section 2.1) to the transfer of control of the Stations Licenses (as defined in Section 2.1) have become Final Orders (as hereinafter defined) or
(b) at such later date that all other terms and conditions as set forth in Articles 8 and 9 have been satisfied, or such other date as may be mutually agreed to by the parties ("Closing Date"); provided, however, that in no event shall the Closing occur prior to January 4, 1999. For purposes of the Agreement, "Final Order" means action by the FCC (as defined in Section 2.1) consenting to the transactions contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Benesch, Friedlander, Caplan & Aronoff, LLP, 2300 BP America Building, Cleveland, Ohio, or at such place as the parties hereto may agree.

                                   ARTICLE 2
                             GOVERNMENTAL CONSENTS

         2.1 FCC Consents. It is specifically understood and agreed by Buyer and Sellers that the Closing and the transfer of control of the Stations Licenses and the transfer of the Shares are expressly conditioned on and are subject to the prior consent and approval of the Federal Communications Commission ("FCC Consents"). "Stations Licenses" means all of the Company's rights in and to the licenses, permits and other authorizations issued to the Company by any governmental authority, including those issued by the Federal Communications Commission (the "FCC"), used in connection with the operation of the Stations, along with renewals or modifications of such items between the date hereof and the Closing, including but not limited to those listed in
Schedule 2.1 hereto.

         2.2 FCC Applications. Within ten business days after the execution of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Buyer, Sellers and the Company shall file applications with the FCC for the FCC Consents ("FCC Applications").


                                   ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

         3.1 Representations and Warranties of Sellers and the Company. Sellers and the Company, jointly and severally, represent and warrant to the Buyer the following:

                 3.1.1 Title to Shares. Sellers are the true and lawful owners, of record and beneficially, of the Shares. Except as set forth on
Schedule 3.1.1, the Shares are, and at the Closing will be, owned by Sellers free and clear of all Liens. Except as set forth on Schedule 3.1.1, other than the rights and obligations arising under this Agreement, none of the Shares is subject to any rights of any other person to acquire the same. Except as set forth on Schedule 3.1.1, none of the Shares is subject to any Liens (as defined in Section 3.1.13) or restrictions on transfer thereof, except for restrictions imposed by applicable federal and state securities laws. Young Ones is the true and lawful owner, of record and beneficially, of the Company Voting Shares. The Company Voting Shares are owned by Young Ones free and clear of all Liens. None of the Company Voting Shares is subject to any rights of any other person to acquire the same. None of the Company Voting Shares is subject to any Liens or restrictions on transfer thereof, except for restrictions imposed by applicable federal and state securities laws.

                 3.1.2 Subsidiaries. The Company does not have any subsidiaries or any debt or equity investment in any other corporation, partnership, joint venture or other business enterprise (the "Company Nonvoting Shares"). Except for its ownership interest in the Company, Young Ones does not have any subsidiaries or any debt or equity investment in any other corporation, partnership, joint venture or other business enterprise.

                 3.1.3 Capital Stock. The authorized capital stock of the Company consists solely of 750 shares of Class A Common Stock, no par value, of which 650 shares are classified as nonvoting shares and of which 100 shares are classified as voting shares. Except as set forth on Schedule 3.1.1, as of the date hereof and as of the Closing, there are, and will be, 90 Voting Shares and
305.15 Nonvoting Shares issued and outstanding. The authorized capital stock of Young Ones consists solely of 750 shares of common stock, no par value, of which 100 shares are, as of the date hereof, and will be, as of the Closing, issued and outstanding. There are no shares of capital stock of the Company or Young Ones held in treasury. All of the outstanding shares of capital stock of the Company and Young Ones are duly authorized and validly issued, fully paid and nonassessable. None of the outstanding shares of the Company or Young Ones were issued in violation of any preemptive or preferential right. There are no other equity securities of the Company or Young Ones outstanding. There are outstanding no securities or indebtedness convertible into, exchangeable for or carrying the right to acquire, common stock or other equity securities of the Company or Young Ones, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company or Young Ones to issue or dispose of any of its common stock or other equity securities or any ownership therein, except as set forth in Schedule 3.1.1 hereto. Except as set forth on
Schedule 3.1.1, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or Young Ones.

                 3.1.4 Organization, Good Standing, Etc. (a) Young Ones and the Company are corporations duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the assets, liabilities or the business of the Company or the Stations, or on Sellers' or the Company's ability to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect").

                 (b) Each of Sellers, the Company and Young Ones has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers, the Company and Young Ones and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sellers, the Company and Young Ones. This Agreement has been duly executed and delivered by Sellers, the Company and Young Ones and constitutes the legal, valid and binding obligation of Sellers, the Company and Young Ones, enforceable against each of them in accordance with its terms.

                 3.1.5    Authority. Assuming the consents identified in this
Section 3.1.5 and Section 3.1.17 are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company, Young Ones or any of the Sellers (a) violate, conflict with or result in any breach of any provision of the articles of incorporation or code of regulations (whether written or oral) of Young Ones or the Company, (b) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Shares or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Sellers, the Company or Young Ones under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Sellers, the Company or Young Ones or any of their respective properties or assets, except, in the case of (b) and (c) above, for those violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sellers, the Company or Young Ones in connection with the execution, and delivery of this Agreement by Sellers, the Company or Young Ones or the consummation by Sellers, the Company or Young Ones of the transactions contemplated hereby, except for (x) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder, and (y) the FCC Consents.

                 3.1.6 Financial Statements. Attached as Schedule 3.1.6 are copies of the Company's (a) audited balance sheet at December 31, 1996 and the related statements of income and cash flow for the fiscal year then ended with an audit report thereon issued by Cohen & Company; (b) the unaudited balance sheet at December 31, 1997 and the related statements of income and cash flow for the fiscal year then ended; and (c) internally prepared balance sheets as of May 31, 1997 and 1998, and the related statement of income for the periods then ended (such financial statements collectively being referred to as the "Company's Financial Statements"). Except as set forth on Schedule 3.1.6 hereto, the Company's Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP") and present fairly, in all material respects, the financial position, results of operations and, as to the year end statements only, changes in cash flows of the Company as of such dates and for the periods then ended (subject to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate), other than Trade Agreements.

                 3.1.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.1.7, there are no material liabilities of the Company of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected on, or disclosed in the notes to, a balance sheet of the Company prepared in accordance with GAAP, other than liabilities and obligations (a) provided for or reserved against in the Company's internally prepared balance sheet at May 31, 1998 described in Section 3.1.6 (the "May 1998 Balance Sheet") or reflected in the notes thereto or (b) arising after May 31, 1998, in the ordinary course of business and consistent with past practices and which individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

                 3.1.8 Compliance with Applicable Laws, FCC Matters. (a) Except as permitted or contemplated hereby, the operations of the Company, including, without limitation, the operation of the Stations have been and now are being conducted in substantial compliance, in all material respects, with the Stations Licenses, each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on the Company or its respective properties or assets. No investigation or review by any Governmental Entity with respect to the Company is pending or, to Sellers' or the Company's knowledge, is threatened. Without limiting the generality of the foregoing, each of Sellers and the Company has complied in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and the FCC's policy on exposure to radio frequency radiation applicable to the Stations. No renewal of any Stations Licenses would constitute a major environmental action under the rules of the FCC. Access to the Stations' transmission facilities are restricted in accordance with the policies of the FCC. In addition, each of Sellers and the Company has duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all reports, statements, documents, registrations, filings or submissions with respect to the operations of the Company, including, without limitation, the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such filings complied in all material respects with applicable laws when made and to the Sellers' or the Company's knowledge, no deficiencies have been asserted with respect to any such filings. All of the material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is in such files. Except as disclosed on Schedule 3.1.8, neither Sellers nor the Company has knowledge of any fact or circumstance relating to the Company or the Stations arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (i) disqualify Sellers from assigning the Shares to the Buyer or (ii) prevent or delay the consummation by Sellers and Buyer of the transactions contemplated by this Agreement. The ground system of the AM Station is as specified in the current license or applicable construction permit for the AM Station (including with respect to the number, length and burial depth of radials).

                 (b) Schedule 2.1 lists (i) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued to the Company or the Sellers by the FCC relating to the Stations and held by them as of the date of this Agreement and (ii) all licenses, permits, or authorizations issued to the Company by any other Governmental Entities. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Stations, are collectively referred to herein as the Stations Licenses (as further defined in Section 2.1), each of which is in full force and effect. All towers and other structures used in the operation of the Stations or located on the Real Property are obstruction marked and lighted to the extent required by, and in accordance with the rules and regulations of the FAA, the FCC and other federal, state and local authorities. Appropriate notifications to the FAA and registrations with the FCC have been filed for such towers where required. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to Sellers' or the Company's knowledge, threatened with respect to the Company's ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Stations Licenses, the denial of any pending applications for the Stations Licenses, the issuance against the Company of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Stations Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or Buyer's ability to obtain assignment of the Shares. With the exception of such temporary reduced power operations as are necessary for routine maintenance, the Stations operate (i) in conformity with their licenses and (ii) within the operating power tolerances specified in 47 C.F.R.
Section 73.1560(b). No other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. The Company has all necessary authority to use the call signs set forth on Schedule 2.1.

                 3.1.9 Litigation. Except as disclosed on Schedule 3.1.9, there are no actions, suits, inquiries, judicial or administrative proceedings, or arbitrations pending or, to the knowledge of Sellers or the Company, threatened against Sellers, the Company or Young Ones or any of their respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Sellers, the Company or Young Ones or any of their respective properties or assets pending or, to the knowledge of Sellers or the Company threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a Material Adverse Effect. There are no material judgments, decrees, injunctions, or orders of any Governmental Entity or arbitrator outstanding against Sellers, the Company or Young Ones or any of their respective properties or assets. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Sellers or the Company threatened against Sellers, the Company or Young Ones by a third party relating to the transactions contemplated by this Agreement.

                 3.1.10 Insurance. Schedule 3.1.10 sets forth a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Company or the Stations setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium, each of which is in full force and effect on the date hereof, valid and enforceable in accordance with its terms and in amounts which are adequate in relation to the business and assets of the Company and the Stations. To Sellers' knowledge, no event has occurred, including, without limitation, the failure by Sellers or the Company to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Sellers or the Company under any such insurance policies. The Company shall keep comparable policies of insurance in effect for acts, omissions and events occurring on or prior to the Closing Date.

                 3.1.11 Real Estate. (a) The Company has, and upon Closing, will continue to have, good and marketable title to the Owned Real Estate (as hereinafter defined) and, except as set forth on Schedule 3.1.11, valid leaseholds in the Leased Real Estate (as defined in subparagraph (c) below), free and clear of any Liens except for the Permitted Liens (as defined in Section 3.1.13). The buildings (or portions thereof), improvements and fixtures that are included in the Real Estate (as defined in subparagraph (c) below) are suitable for their intended use. The Company owns, or has a valid right to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Stations. The Real Estate has adequate water supply, sewage and waste disposal facilities, is connected to and served by telephone, gas, electricity and other utility equipment facilities and services necessary for the operation or use of the Real Estate. Such facilities and services are adequate for the present use and operation of the Real Estate on a fully occupied basis, and are installed and connected pursuant to valid material permits and are in material compliance with all material governmental regulations. To Sellers' and the Company's knowledge, no fact or condition exists which would result in the termination or impairment of the furnishing of utility services to the Real Estate. Schedule 3.1.11 lists the street address and/or legal descriptions of the Owned Real Estate and the street addresses and/or legal descriptions of the Leased Real Estate. All real estate Taxes, assessments and use charges pertaining to the Owned Real Estate that have become due have been paid in full.

                 (b) The Real Estate, any improvements thereon, and the use by the Company thereof, conform in all material respects, to (i) all applicable laws, including but not limited to zoning requirements and the Americans With Disabilities Act, and (ii) all restrictive covenants, if any. There are no eminent domain proceedings pending, or to Sellers' and the Company's knowledge, threatened against the Real Estate. All material improvements (i) have been, to Seller's knowledge, constructed in a good and workmanlike manner, free, in all material respects, from defects in workmanship and material; and (ii) have been constructed, occupied, maintained and operated, and to Seller's knowledge, constructed, in material compliance with all applicable laws, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building set-back lines, covenants, reservations, and easements, and the Company has not received any notice, written or verbal, claiming any material violation of any of the same or requesting or requiring the performance of any material repairs, alterations or other work in order to so comply. Other than Permitted Liens, no improvement on any of the Real Estate encroaches upon any adjacent real property of any other person or entity. The heating, air conditioning, plumbing, ventilating, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on the Real Estate or in the improvements are in good operating condition (normal wear and tear excepted), free from material defects in workmanship and material.

                 (c) The "Owned Real Estate" means all real property owned by the Company together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon as more fully described in Schedule 3.1.11 hereto, together with any additions thereto between the date hereof and the Closing. The "Leased Real Estate" means all rights and interests of the Company under any and all of the leases of real property held by the Company as more fully described in Schedule 3.1.11. The "Real Estate" means the Owned Real Estate together with the Leased Real Estate.

                 3.1.12 Personal Property. Schedule 3.1.12 hereto contains a list of all material tangible personal property and assets owned or held by the Company (other than Real Estate, which is addressed in the foregoing Section 3.1.11). Except as disclosed in Schedule 3.1.12, the Company owns and will have as of the Closing, good and marketable title to all property referred to in the immediately preceding sentence and none of such property is, or at the Closing will be, subject to any Liens (as defined in Section 3.1.13) other than Permitted Liens (as defined in Section 3.1.13). The tangible personal property and fixtures owned or used by the Company are, in all material respects, in good operating condition (subject to normal wear and tear) and are sufficient to permit the conduct of the business of the Stations in material compliance with FCC rules and regulations. The Company owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Company as presently conducted. The assets owned or held by the Company (including the Real Estate) constitute all of the assets, rights and properties that are required for the operation of the Company and the Stations as they are now conducted.

                 3.1.13 Liens and Encumbrances. All properties and assets, including leases, owned by the Company are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course, (c) Liens for Taxes (as defined in Section 3.1.15(k)) not yet delinquent, (d) Liens securing indebtedness, all of which Liens will be discharged at the Closing upon repayment by Sellers of all amounts due and owing, (e) Liens which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Company, (f) Liens on leases arising from the provisions of such leases, (g) zoning ordinances and (h) any other permitted exceptions listed on Schedule 3.1.13 hereto (the Liens referred to in clauses
(a) through (h) being "Permitted Liens").

                 3.1.14 Environmental Matters.

         On the date of this Agreement, except as disclosed on Schedule 3.1.14:

                 (a) The Stations and any and all Real Estate is, and to any of Sellers' and the Company's actual knowledge with respect to any predecessor or prior owner, operator or lessee (each a "Predecessor") has been, in compliance in all material respects, with all Environmental Laws (as defined in subparagraph (f) below);

                 (b) No judicial or administrative proceedings are pending or, to the knowledge of the Sellers or the Company, threatened against Sellers or the Company, relating to any of the Real Estate alleging the violation of or seeking to impose liability on Sellers or the Company pursuant to any Environmental Law. Neither the Sellers nor the Company has received any written notice, claim or other written communication from any Governmental Entity or other person alleging the violation of or liability under any Environmental Laws in connection with any of the Real Estate or operations thereon;

                 (c) There are no facts, circumstances or conditions associated with Real Estate or the operations thereon that could reasonably be expected to give rise to a material environmental claim against the Stations or the owner or operator thereof or result in the Stations or the owners or operators thereof incurring material Environmental Costs and Liabilities (as defined in subparagraph (f) below);

                 (d) All substances, materials or waste that are regulated by federal, state or local government under the Environmental Laws as hazardous, toxic or a pollutant or contaminant as well as any petroleum or petroleum derived product (collectively, "Hazardous Substances"), used or generated by the Company or to Sellers' or the Company's actual knowledge, by any Predecessor in connection with the Real Estate, have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities;

                 (e) There are not now, nor have there been in the past, on, in or under any Real Estate when owned, leased or operated by the Company or, to Sellers' or the Company's knowledge, when owned, leased or operated by any Predecessor, any of the following: any (i) underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (ii) asbestos containing materials, (iii) polychlorinated biphenyls or related compounds (other than those labeled and maintained in accordance with applicable Environmental Laws) in amounts or concentrations regulated under the Environmental Laws or (iv) radioactive substances in amounts or concentrations regulated under the Environmental Laws; and

                 (f) For purposes of this Section 3.1.14, the following terms have the following meanings: "Environmental Laws" shall mean all applicable federal, state and local laws, statutes, codes, rules, regulations, common law or other legal requirements relating the environment, natural resources, and public or employee health and safety; "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person.

                 3.1.15 Taxes.  (a) All Tax Returns (as defined in subsection
(j) below) that are required to be filed by or on behalf of the Company on or before the execution of this Agreement have been duly filed on a timely basis under the statutes, rules and regulations of each jurisdiction in which such Tax Returns are required to be filed and Sellers and the Company will file or will cause to be duly filed, all Tax Returns required to be filed by or on behalf of the Company as of the Closing Date and with respect to any taxable period prior to or which includes the Closing Date. All such Tax Returns are (or will be) complete and accurate in all respects. Except as set forth on
Schedule 3.1.15, all Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Company and any Affiliates as of the date hereof have been timely paid by the Company, and/or any such Affiliates. For the purposes of this Section 3.1.15, Affiliates shall mean any entity that files a consolidated combined or unitary Tax Return with the Company. All Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Company through the Closing Date will be included as a liability in Working Capital Amount or the Liability Adjustment Amount.

                 (b) No claim for assessment or collection of Taxes has been asserted against the Company or any Affiliates. Neither the Company nor any of its Affiliates is a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor does the Company or any of its Affiliates have knowledge of any threatened audit, action, proceeding or investigation. No issue has been raised by any Governmental Entity in any prior examination which could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                 (c) Neither the Company nor any of its Affiliates has waived or extended any statutes of limitation for the assessment or collection of Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Affiliates do not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor is the Company or any of its Affiliates aware that any such assertion of jurisdiction is pending or threatened. No Liens, other than Permitted Liens (whether filed or arising by operation of law), have been imposed upon or asserted against any of the assets of the Company as a result of or in connection with any failure, or alleged failure to pay any Tax.

                 (d) The Company has withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                 (e) None of the Sellers is a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

                 (f)      The Company has not (A) filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (B) agreed nor is required to make any adjustments pursuant to Section 481(a) of the Code or any other similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or have any knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (E) executed a power of attorney with respect to any Tax matter which is currently in force.

                 (g) No property owned by the Company constitutes (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code,
(ii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, or (iii) "limited use property" (as that term is used in Rev. Proc. 76-30), nor is any such property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                 (h) The Company is not a party to any tax sharing, tax indemnification or similar agreement or arrangement (whether or not written) with respect to Taxes pursuant to which it will have any obligation to make any payments after the Closing Date.

                 (i) The Company has never been a member of any consolidated, combined unitary or affiliated group of corporations for any Tax purposes.

                 (j) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including Taxes under Section 59A of the Code), other Tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                 3.1.16 Personnel. Attached as Schedule 3.1.16 is a complete and correct list as of the date of this Agreement of the names, positions, and location of all employees or other station and broadcast personnel (whether employees or independent contractors) of the Company, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers, if any, (collectively, "Station Management"), all on-the-air broadcast personnel of the Stations and all directors and officers of the Company and indicates which of those employees, Station Management, on-the-air broadcast personnel, or director or officer is a party to an employment or consulting or similar contract with the Company. The Company has delivered to Buyer accurate and complete copies of all such employment agreements, confidentiality agreements and all other agreements, plans and other instruments to which the Company is a party and under which such employees are entitled to receive benefits of any value that involve payment by or to the Company in excess of $25,000.

                 3.1.17 Certain Agreements. The Contracts (as defined below) are the only contractual agreements necessary to carry out the business and operations of the Company and the Stations as currently conducted. Each Contract is a valid and binding obligation of the Company and is in full force and effect and, to the knowledge of Sellers and the Company, each other party to such Contract, has performed in all material respects the obligations required to be performed by it and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 3.1.17 identifies, as to each Contract, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby. "Contracts" means all of the Company's right in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Company listed in Schedule 3.1.17 hereto and (i) those contracts entered into by the Company between the date hereof and the Closing in the ordinary course of business of the Company consistent with past practices, subject to
Section 5.1 hereto; (ii) all contracts for the sale of advertising time for cash, subject to Section 5.1 hereto; and (iii) all Trade Agreements, subject to
Section 5.1 hereto; and (iv) all other contracts, agreements, leases, understandings, arrangements and legally binding contractual rights of any kind, written or oral, to which the Company is a party or by which the Company's assets or properties are bound that involve a payment by or to the Company in excess of $25,000 individually or $150,000 in the aggregate. There has not been (i) any threatened cancellation of any material Contracts, (ii) any outstanding disputes, of a material nature, under any material Contracts or
(iii) to Sellers' or the Company's knowledge, any bases for any claim of breach or default thereunder. Sellers and the Company have no knowledge that any of the material Contracts that are renewable will not be renewed by the other party on commercially reasonable terms.

                 3.1.18 ERISA Compliance. (a) Neither the Company nor any other trades or businesses under common control, or which is treated as a single employer with the Company under Sections 414(b),(c),(m) or (o) of the Code (collectively, the "ERISA Group") has contributed or been obligated to contribute to any "multi-employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as disclosed on Schedule 3.1.18. Schedule
3.1.18 lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, salary continuation, educational assistance, club memberships, company car (other than those provided to employees pursuant to employment agreements listed on Schedule 3.1.18 hereto), retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Company or as to which the Company (with respect to such individuals) has any liability or obligation (collectively, "Employee Benefit Plans"). Accurate and complete copies of such plans and their related summary plan descriptions have been delivered to

Buyer. The ERISA Group does not maintain or contribute to, and is not obligated to maintain or contribute to, any employee pension benefit plan, as defined in
Section 3(2) of ERISA, subject to Part 3 of Title I of ERISA or Title IV of
ERISA.

                 (b) The Employee Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, so qualify. Any voluntary employee benefit association which provides benefits to current or former employees of the Company or its beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

                 (c) All contributions or other payments required to have been made by Company to or under any Employee Benefit Plan by applicable law or the terms of such Employee Benefit Plan have been timely and properly made.

                 (d) The Employee Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

                 (e) Except as disclosed in Schedule 3.1.18, there are no pending or, to the knowledge of the Company, threatened actions, claims or proceedings against or relating to any Employee Benefit Plan other than routine benefit claims by persons entitled to benefits thereunder.

                 (f) Except as disclosed in Schedule 3.1.18, the Company does not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company except (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

                 (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company, (ii) increase any amounts otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                 (h) Assuming the Company was the only member of an ERISA Group, the amount of withdrawal liability they would incur, in the aggregate, as a result of a complete withdrawal from each of the multiemployer plans set forth in Schedule 3.1.18 would not exceed the amount set forth in Schedule
3.1.18 for each such plan.

                 (i) No amount payable to any employee of the Company in connection with the transactions contemplated by this Agreement will fail to be deductible by the Company by reason of Section 280G of the Code.

                 (j) Neither the Company nor any Person with whom the Company would be treated as an "employer" for purposes of the Worker Adjustment and Retraining Notification Act or any similar state law has incurred or will incur in connection with the transactions contemplated by this Agreement any liability or obligation under such laws.

                 3.1.19 Labor. The Company has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees. Except as disclosed on Schedule 3.1.19, since June 30, 1995, the Company (a) is and has been in compliance, in all material respects, with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and is not engaged, nor has it engaged, in any unfair labor practices, (b) has no, and has not had, any unfair labor practice charges or complaints pending or, to Sellers' or the Company's knowledge, threatened against the Company before the National Labor Relations Board, (c) has no and has not had any grievances pending or, to Sellers' or the Company's knowledge, threatened against the Company and (d) has no, and has not had any charges pending or, to Sellers' or the Company's knowledge, threatened against the Company before the Equal Employment Opportunity Commission, the FCC or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of Sellers or the Company, threatened against or affecting the Company. To Sellers' and the Company's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of the Company.

                 3.1.20 Patents, Trademarks, Etc. Schedule 3.1.20 sets forth all call letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used, copyrights and other proprietary Intellectual Property (as defined below) used in the operation of the Company's businesses (whether owned, leased or licensed by the Company). The Company has, and upon the Closing will continue to have, good and marketable title to the material Intellectual Property owned by it, free and clear of any Liens except for Permitted Liens and for any infringement claims by third parties of which Sellers are not aware. The Company has not received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights, and to Sellers' and the Company's knowledge, none of such Intellectual Property rights are being infringed by any third party. To Sellers' knowledge, the operation of the Company's businesses does not infringe on the intellectual property rights of any other person. "Intellectual Property" means all of the Company's rights in and to all call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of the Company, including, but not limited to those listed on Schedule
3.1.20 hereto together with any associated goodwill and any additions thereto between the date hereof and the Closing.

                 3.1.21 Absence of Certain Changes or Events. Except as contemplated or expressly permitted by this Agreement, since December 31, 1997, there has not been (a) any material damage, destruction or loss of any kind with respect to the Company or the Stations not covered by valid and collectible insurance, nor, to Sellers' or the Company's knowledge, has there been any event or circumstance which has had or reasonably could be expected to have a Material Adverse Effect; (b) the execution of any agreement with any Station Management or broadcast personnel of the Company (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by the Company to any officer, Station Management, or broadcast personnel of the Company (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except as to all of the foregoing in this clause (b), in the ordinary course of business consistent with past practices and except as permitted by Section 5.1.1 or (c) any change by the Company in its financial or Tax accounting principles or methods, except insofar as required by GAAP, applicable law or circumstances which did not exist as of the date of the December 31, 1997 balance sheet included in the Company's Financial Statements.

                 3.1.22 Commission or Finder's Fees. Neither Sellers, the Company, or Young Ones, nor any entity acting on behalf of any of them has agreed to pay a commission, finder's fee or similar payment to any person or entity in connection with this Agreement or any matter related hereto.

                 3.1.23 Full Disclosure. No representation or warranty by Sellers, the Company or Young Ones contained in this Agreement (including the Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                 3.1.24 The Company's Financial Condition. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or Young Ones or any of its respective assets or properties are pending, or to Sellers', the Company's or Young Ones' knowledge, threatened, and the Company has not made assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings.

                 3.1.25 Books and Records. The books, records and accounts of the Company and Young Ones maintained with respect to the Company and the Stations, and Young Ones, respectively, accurately and fairly reflect, in reasonable detail, in all material respects, the transactions and the assets and liabilities of the Company and the Stations and Young Ones. Neither Sellers nor the Company have engaged in any transaction, maintained any bank account or used any of the funds of the Company except for transactions, bank accounts and funds which have been and are reflected, in all material respects, in the normally maintained books and records of the Company.

                 3.1.26 Accounts Receivable. All accounts, notes and loans receivable of the Company reflected in the Company's Financial Statements or arising since the date thereof (a) arose in the ordinary course of business of the Company, (b) are subject to a reserve for bad debts which has been computed in accordance with GAAP and (c) are valid and genuine. All such accounts, notes and loans receivable are free and clear of Liens. There is no right or claim of offset, no valid defenses or counterclaims with respect to any such accounts, notes or loans receivable. None of the obligors of such accounts, notes or loans receivable has refused or given notice that it refuses to pay the full amount or any material portion thereof.

                 3.1.27 Availability of Documents. The Company and Young Ones has heretofore made available for inspection by Buyer and its representatives true, correct and complete copies of the articles of incorporation and code of regulations or other organizational documents of each of the Company and Young Ones, all written agreements, arrangements, commitments, and documents referred to in the Schedules hereto, and the corporate minute books of each of the Company and Young Ones. Such corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors of each of the Company and Young Ones and all of the written consents to action executed in lieu thereof.

                 3.1.28 Interest in Competitors, Suppliers and Customers. Except as set forth on Schedule 3.1.28 hereto, neither Sellers nor any officer, director or Affiliate of the Company, Sellers or Young Ones has any ownership interest in any competitor, supplier, customer or other service provider of the Company or any property used in the operation of the businesses of the Company.

                 3.1.29 Controlled Group Liability. The Company is not and will not be subject to any liability on account of Sellers, the Company and Young Ones having been affiliated, prior to the Closing Date, directly or indirectly, with any other entity or person under Code Section 414, ERISA Section 4001 or any similar foreign law.

                 3.1.30 Barter Arrangements. Schedule 3.1.30 accurately describes all barter, trade or similar arrangements for the sale of advertising time for other than cash and all Trade Agreements of the Company or of Sellers relating to the operation of the Stations which are outstanding as of July 29, 1998. With respect to the Stations, all advertising time sold under barter, trade or similar arrangements for the sale of advertising time for other than cash and Trade Agreements may, at the Stations' option, be, preempted by advertising time that is sold for cash. All barter, trade or similar arrangements for the sale of advertising time for other than cash and all Trade Agreements have been entered into in the ordinary course of business consistent with past practices.

                 3.1.31 Settlement Agreement. Buyer has been provided with true and complete copies of that certain Letter Agreement, dated as of December 22, 1993, by and among the Company, the Cleveland, Ohio Branch of the National Association for the Advancement of Colored People and other parties signatory thereto, and all amendments thereof and other documents related thereto (collectively, the "Settlement Agreement"). The Settlement Agreement is a valid and binding obligation of the Company and is in full force and effect and the Company has complied and satisfied all of its obligations under the Settlement Agreement, including without limitation all payment obligations thereunder, required to be satisfied as of the date hereof and Sellers and the Company shall continue to comply with and satisfy such obligations of the Company through the Closing Date. The Company has no outstanding payment obligations under, or arising from, the Settlement Agreement.

                 3.1.32 No Assets, Liabilities or Operations. Young Ones has no assets (other than the Company Voting Shares, its corporate seal, minute books, charter documents, stock record books and other books and records as pertain to its organization, existence and share capitalization) or liabilities. Young Ones has no, and never has had any, operations of any kind.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers the following:

                 4.1.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the assets, or the business of Buyer, or on Buyer's ability to consummate the transactions contemplated by this Agreement.

                 4.1.2 Authorization and Binding Obligation. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

                 4.1.3 Qualification. To Buyer's knowledge, there is no fact, allegation, condition, or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Consents. Buyer knows of no fact that would, under the Communications Act, or the rules, regulations and policies of the FCC, disqualify Buyer from acquiring the Shares or, as of the date hereof, otherwise require Buyer to obtain a waiver of any FCC rule, regulation or policy in order to obtain the FCC Consents. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Buyer, threatened against any or in respect of any of the broadcast stations licensed to Buyer or its Affiliates that would materially impair the qualifications of Buyer to acquire the Shares or delay the FCC's processing of the FCC Applications.

                 4.1.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 4.1.4 hereof, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by Buyer: (a) do not violate, conflict with or result in any breach of any provision of the charter or bylaws of Buyer; (b) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Shares or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of its respective properties or assets, except for those violations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

                 4.1.5 Litigation. There are no actions, suits, inquiries, judicial or administrative proceedings, or arbitrations pending or, to the knowledge of Buyer, threatened against Buyer or any of its respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Buyer or any of its respective properties or assets pending or, to the knowledge of Buyer, threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. There are no material judgments, decrees, injunctions, or orders of any Governmental Entity or arbitrator outstanding against Buyer or any of its respective properties or assets that has had or that reasonably could be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. There is no action, suit, inquiry, judicial or administrative proceeding pending, or, to the knowledge of Buyer, threatened against Buyer by a third party relating to the transactions contemplated by this Agreement.

                 4.1.6 Commission or Finder's Fees. Neither Buyer nor any entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment to any person or entity in connection with this Agreement or any matter related hereto.

                 4.1.7 Full Disclosure. No representation or warranty by Buyer contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                 4.1.8 Investment Intent; Sophisticated Buyer. Buyer (a) is an informed sophisticated entity with sufficient knowledge and experience in investing so as to be able to evaluate the risks and merits of its investment in the Shares, (b) is financially able to bear the risks of investing in the Company, (c) has had an opportunity to discuss the business, management and financial affairs of the Company with the management of the Company, (d) is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (e) understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (f) has no present need for liquidity in connection with its purchase of the Shares, (g) understands that the purchase of the Shares involves a high degree of risk, and (h) acknowledges that the purchase of the Shares is consistent with its general investment objectives.


                                   ARTICLE 5
                      COVENANTS OF SELLERS AND THE COMPANY

         5.1 The Company, Young Ones and Sellers covenant and agree with Buyer that, pending Closing and except as otherwise agreed to in writing by
Buyer:

                 5.1.1    Conduct Prior to the Closing. (a) The Company shall:

                    ((i) use commercially reasonable efforts to maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with its customers and others having business relationships with it, and refrain from materially and adversely changing any of its business policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget policies);

                   ((ii) maintain its books of account and records in the usual and ordinary manner and in accordance with GAAP except as otherwise provided in Section 3.1.6;

                  ((iii) notify Buyer if the regular broadcast transmission of the Stations from their main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of ten or more hours in any continuous three-day period;

                   ((iv) operate in the usual and ordinary course of business in accordance with past practices and conduct its business in all material respects in compliance with the terms of the Stations Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date;

                    ((v) use, repair, and, if necessary, replace any of the Stations' studio and transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

                   ((vi) maintain insurance in conformity with Section 3.1.10 through the Closing Date;

                  ((vii) not knowingly incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer after the Closing that exceed $50,000 individually or $150,000 in the aggregate;

                 ((viii) not lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens) any of its assets or sell or transfer any of its assets without replacing such assets with an asset of substantially the same value and utility;

                   ((ix) without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, (x) not modify or extend any Contracts, other than Contracts for the sale of advertising for cash, or (y) enter into any new Contract, other than Contracts for the sale of advertising time for cash, or other than non-advertising Contracts obligating the Company to provide payments or benefits of less than $50,000 each over the life of the Contract and $150,000 in the aggregate;

                    ((x) except for stay bonuses which are taken into account in the Working Capital Amount or the Liability Adjustment Amount, not make or grant any general wage or salary increase or generally materially modify the employees' terms and conditions of employment, other than in the ordinary course of business, consistent with past practices, and with respect to any Station Management and on-air personnel, the Company shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer;

                   ((xi) not make (x) any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates or (y) any change in any Tax election or settle or compromise any Tax liability;

                 ((xii) not make any loans or make any dividends or distributions;

                 ((xiii) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                  ((xiv) not disclose to any person (other than Buyer and its representatives) any confidential or proprietary information;

                   ((xv) use its commercially reasonable efforts to maintain the present formats of the Stations and with programming consistent with past practices;

                  ((xvi) other than in the ordinary course of business, not increase the number of regularly scheduled commercial units run during the day-parts on the Stations (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled);

                  (xvii) not make capital expenditures, or enter into any commitment which commits the Company to expend, in the aggregate, in excess of $500,000;

                ((xviii) not (x) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating it to issue, grant or dispose of, any of its capital stock or other securities it, (y) authorize or effect any reorganization, recapitalization, or split-up of its capital stock or (z) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock;

                  ((xix) not amend or otherwise change its articles of incorporation or code of regulations; and

                   ((xx)  agree to do any of the foregoing.

         (b)     Young Ones shall:

                    ((i) not disclose to any person (other than Buyer and its representatives) any confidential or proprietary information;

                   ((ii) not amend or otherwise change its articles of incorporation or code of regulations;

                  ((iii) not incur any liabilities of any kind or commence any operations of any kind; and

                   ((iv)  agree to do any of the foregoing.

                 5.1.2 Access. The Company, Sellers and Young Ones shall (a) give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of Young Ones' and the Company's properties, books, Contracts, Trade Agreements, reports and records including financial information and Tax Returns, and to all Real Estate, buildings and equipment, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Company, the Stations and Young Ones and (b) furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Company, the Stations and Young Ones, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                 5.1.3 Satisfaction of Conditions; Closing. Sellers and the Company shall use all commercially reasonable efforts to conduct the business of the Company and the Stations in such a manner that on the Closing Date the representations and warranties of Sellers and the Company contained in this Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Furthermore, the Sellers, the Company and Young Ones shall cooperate with Buyer and use all commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Sellers, the Company and Young Ones in order to expedite the consummation of the transactions contemplated hereby.

                 5.1.4 Sale of Acquired Assets; Negotiations. None of the Sellers, the Company or Young Ones shall, and Sellers, the Company and Young Ones shall cause their respective Affiliates, directors, officers, employees, agents, representatives, legal counsel, and financial advisors not to, (a) solicit, initiate, accept, consider, entertain or encourage the submission of proposals or offers from any person or entity with respect to the transactions contemplated by this Agreement or any similar transaction wherein such person or entity would directly or indirectly acquire all or any portion of the assets of the Company or ownership interests in the Company or Young Ones, or any merger, consolidation, or business combination, directly or indirectly, with or for the Company or Young Ones or all or substantially all of the Company's business, or (b) participate in any negotiations regarding, or, except as required by legal process (including pursuant to discovery or agreements existing on the date hereof), furnish to any person or entity (other than Buyer) to do or seek any of the foregoing. None of the Sellers, the Company or Young Ones shall enter into any agreement or consummate any transactions that would interfere with the consummation of the transactions contemplated by this Agreement. Each of Sellers, the Company and Young Ones shall promptly notify Buyer if it receives any written inquiry, proposal or offer described in this
Section 5.1.4 or any verbal inquiry, proposal or offer described in this
Section 5.1.4 that is competitive with the terms of the transactions contemplated by this Agreement, and the Company, Sellers or Young Ones, as applicable, shall inform such inquiring person or entity of the existence of this Agreement and make such inquiring person or entity aware of Sellers', the Company's or Young Ones' obligations under this Section 5.1.4. The notification under this Section 5.1.4 shall include the identity of the person or entity making such inquiry, offer, or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request. None of the Sellers, the Company or Young Ones shall provide any confidential information concerning the Company's business or properties or assets to any third party other than in the ordinary course of the business of the Company and consistent with prior practices of the Company. Sellers, the Company and Young Ones have ceased and caused to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing.

                 5.1.5 No Inconsistent Action. None of the Sellers, the Company or Young Ones shall take any action which is materially inconsistent with its respective obligations under this Agreement.

                 5.1.6 Notification. Sellers, the Company and Young Ones shall promptly notify Buyer in writing of (a) the failure of Sellers, the Company or Young Ones or, to Sellers', the Company's or Young Ones' knowledge, any employee or agent of Sellers or the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (b) the occurrence of any event that would entitle Buyer to terminate this Agreement pursuant to Section 12.1; or
(c) of any overt threat or actual resignation or termination of any Station Management or over-the-air personnel at the Stations or any officers or directors of the Company prior to the Closing Date.

                 5.1.7 FCC Reports. The Company shall file on a current basis through the Closing Date all reports and documents required to be filed with the FCC with respect to the Stations Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

                 5.1.8 Updating of Information. Between the date of this Agreement and the Closing Date, the Company will deliver to Buyer, on a monthly basis within 30 days of the end of each month, information relating to the operation of the Stations, including weekly sales reports and such other financial information that may be reasonably requested.

                 5.1.9 Response to Certain Actions. Sellers, the Company and Young Ones agree to cooperate and use their commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

                 5.1.10 Barter and Trade. Sellers and the Company shall use their commercially reasonable efforts to (a) reduce the total amount of advertising time owed for other than cash and (b) if the value of the Company's obligations to provide goods or services other than for cash is greater than the value of the goods or services to be received by the Company other than for cash on or after the Closing Date, reduce such excess amount prior to the Closing Date; provided, however, that in no event shall the Purchase Price be decreased as result of such remaining excess value existing as of the Closing. Any Trade Agreements entered into during the period between the date hereof and the Closing Date shall be entered into only in the ordinary course of the Company's business and consistent with past practices.

                 5.1.11 Interim Financial Statements. Sellers and the Company shall promptly deliver to Buyer copies of any monthly, quarterly or annual financial statements relating to the Company's operations that may be prepared by it during the period from the date hereof through the Closing Date. Such financial statements shall fairly present, in all material respects, the financial position and results of operations of the Company as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section 3.1.6 were prepared.

                 5.1.12 Estoppel Certificates. If requested by Buyer within 30 days of the date of this Agreement, the Company and Sellers shall use commercially reasonable efforts to obtain from third parties the estoppel certificates, nondisturbance agreements, and/or written clarifications of the rights of Buyer thereunder, all in form and substance reasonably satisfactory to Buyer.

                 5.1.13 Employee Benefit Plans. Sellers shall (a) satisfy all liabilities and obligations with respect to the Employee Benefit Plans arising prior to the Closing Date, (b) cause Zapis to maintain in full force and effect the Employee Benefit Plans, including related insurance policies, to the extent necessary to permit Sellers to satisfy all liabilities and obligations arising thereunder prior to the Closing Date and (c) cause the Company to cease participation in the Employee Benefit Plans as of the Closing Date.

                 5.1.14 Termination of Management Agreements. Sellers shall cause any agreements, arrangements or understandings with Parklane that relate in any way to the Stations, the assets of the Company, or the Company's employees to be terminated and of no further force and effect as of the Closing. Sellers agree that Buyer (and following the Closing, the Buyer and the Company) shall have no obligations or liabilities arising from or related to such agreements, arrangements or understandings. In addition, Sellers agree to cause that certain Management Agreement dated as of February 17, 1994, by and between Zapis and the Company, and any successor agreements thereto (the "Management Agreement") to be terminated and of no further force and effect as of the Closing Date. Sellers agree that Buyer (and following the Closing, the Buyer and the Company) shall have no obligations or liabilities arising from or related to the Management Agreement.


                                   ARTICLE 6
                               COVENANTS OF BUYER

         6.1 Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Sellers:

                 6.1.1 Notification. Buyer shall promptly notify Sellers in writing of (a) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby or (b) the failure of Buyer, or, to Buyer's knowledge, any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence of any event that would entitle Sellers to terminate this Agreement pursuant to Section 12.1.

                 6.1.2 No Inconsistent Action. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement.

                 6.1.3 Post-Closing Access. Buyer, for a period of seven years following the Closing Date, shall make available during normal business hours for audit and inspection by Sellers and their representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence of the Company relating to the pre-Closing period. During such seven-year period, Buyer shall at no time dispose of or destroy any such records, files, documents and correspondence without giving 30 days prior notice to Sellers to permit Sellers, at their expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All information, records, files, documents and correspondence made available or disclosed under this Section 6.1.3 shall be kept confidential.

                 6.1.4 Satisfaction of Conditions; Closing. Buyer shall use all commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Buyer contained in the Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Buyer shall cooperate with Sellers and the Company and use commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Buyer in order to expedite the consummation of the transactions contemplated hereby.

                 6.1.5 Response to Certain Actions. Buyer agrees to cooperate and use its commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and Buyer agrees to take the actions described (under the circumstances so described) on Schedule 6.1.5.

                 6.1.6 Other Acquisitions. Buyer agrees to close the Other Acquisitions unless any of the Sellers are in breach of this Agreement or any of the applicable sellers is in breach of the Zapis Acquisition or Independent Group Acquisition agreements or Buyer is otherwise not obligated to close with any of the Sellers under this Agreement or with any of the applicable sellers under the Zapis Acquisition or Independent Group Acquisition agreements, in which case Buyer is not obligated to close any of the Other Acquisitions or consummate the transactions contemplated under this Agreement.


                                   ARTICLE 7
                                JOINT COVENANTS

         Buyer, Sellers and the Company covenant and agree that, pending the Closing and except as otherwise agreed to in writing, they shall act in accordance with the following:

         7.1 FCC Applications. Buyer, Sellers, the Company and Young Ones shall prosecute the FCC Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the FCC Consents as expeditiously as practicable, but none of Buyer, the Company, Sellers or Young Ones shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer, the Company or Sellers (other than Buyer's obligations under Section 6.1.5). Notwithstanding anything to the contrary contained herein, Buyer or Sellers may terminate this Agreement upon notice to the other, if, for any reason, other than Buyer's failure to comply with Section 6.1.5 (in which case only Sellers can terminate), the FCC Applications are designated for hearing by the FCC; provided, however, that notice of termination must be given within 20 days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 7.1, the parties shall be released and discharged from any further obligation hereunder without being subject to a claim by Sellers for liquidated damages or for any other claims for damages.

         7.2 Confidentiality. Each of Buyer, Sellers, the Company and Young Ones shall keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, including, without limitation, the results of, and information relating to, the Studies (as defined in Section 7.6), and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof which will be returned following settlement of the claim. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (b) is or becomes publicly known through no fault of the receiving party or its agents, or (c) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (d) is developed by the receiving party independently of the disclosure by the disclosing party or (e) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

         7.3 Cooperation. Buyer, Sellers, the Company and Young Ones shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it.

         7.4 Public Announcements. None of Buyer, Sellers, the Company or Young Ones shall issue any press release or make any disclosure with respect to the transactions contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or the Nasdaq National Market or any stock exchange or Nasdaq National Market regulations in which case Buyer, Sellers, the Company or Young Ones, as the case may be, shall give notice to the other parties prior to making such disclosure.

         7.5 Hart-Scott-Rodino. Sellers, Buyer, the Company and Young Ones shall submit to the United States Department of Justice and the United States Federal Trade Commission ("FTC") not later than 15 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the HSR Act and will use commercially reasonable efforts to respond promptly to any request by them for additional information. Buyer, the Company and Sellers shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Sellers shall reimburse Buyer for one-half of the filing fees for Buyer's HSR Act filing.

         7.6 Condition of Real Estate. Buyer may, at its sole expense, conduct environmental studies, title examinations, and land surveys (the "Studies") of the Real Estate provided all information received as a result of, or in the course of, any of the Studies will be deemed confidential (subject to Section 7.2). Sellers, the Company and Young Ones agree to cooperate with any reasonable request of Buyer for a site assessment or site review concerning any environmental, title or survey matter, including the making available of such personnel of the Company as Buyer may reasonably request, so long as such activities do not unreasonably interfere with the conduct of the Company's businesses. At the discretion of Buyer, Buyer may arrange, at its sole expense, for one or more independent contractors to conduct tests of the Real Estate, including tests of air, soil (including surface and subsurface materials), surface water and ground water, or any equipment or facilities located thereon, in order to identify any present or past release or threatened release of any hazardous substances. Such tests may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of such tests. If Buyer notifies Sellers within 45 days of the date of this Agreement that the Studies disclose potential Environmental Costs and Liabilities in excess of $100,000, or the presence of Hazardous Materials at concentrations exceeding those allowed by Environmental Laws, evidence encroachments that materially and adversely affect the use (for the purpose currently used) of the Real Estate, or any other matters that materially affect the title, value or use of the Real Estate, Sellers shall promptly commence remedial action at their expense to cure the condition giving rise to such matter and attempt to cure such condition prior to the Closing; provided that Sellers shall not be obligated to spend (but may choose to spend) more than $100,000 in the aggregate in their attempts to cure all such conditions. Sellers shall notify Buyer within 30 days after their receipt of Buyer's Studies if they determine that they are unable to cure such conditions for $100,000 or less and choose not to attempt to cure such conditions, in which case Buyer may elect within 30 days after Buyer's receipt of Sellers' notice that they choose not to attempt to cure such conditions (a) to terminate this Agreement or (b) to waive such obligations and receive a $100,000 credit at the Closing. If this Agreement is terminated in accordance with the immediately preceding sentence, no party shall have any liability to the other with respect to such termination. Either party may extend the Closing by not more than 30 days if either reasonably determines that any necessary remedial action can be completed during such period.

         7.7 Cobra Compliance. Sellers shall take all necessary actions to comply with Part 6, Subtitle B, of Title I of ERISA with respect to the employees and former employees of the Company, and Buyer shall not have any obligations or liability with respect thereto on or before the Closing Date.


                                   ARTICLE 8
                         CONDITIONS OF CLOSING BY BUYER

         The obligations of Buyer hereunder, including, without limitation, the obligation to close the transactions contemplated herein, are, at its option, subject to satisfaction, at or prior to the Closing, of all of the following conditions, any of which may be waived by Buyer:

         8.1 Representations, Warranties and Covenants. All representations and warranties of Sellers, the Company and Young Ones made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted by the terms of this Agreement and except those given as of a specified date which must only be true and correct as of such specified date. Notwithstanding anything herein to the contrary, a breach of Section 3.1.9 resulting from Buyer's breach of Section 6.1.5 shall not be deemed a breach of
Section 3.1.9 by Sellers.

         8.2 Compliance with Agreement. All of the terms, covenants and conditions to be complied with and performed by Sellers, the Company and Young Ones on or prior to the Closing Date shall have been complied with or performed in all material respects.

         8.3 Third Party Consents and Approvals. Sellers and the Company shall have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts designated by an asterisk as "essential" on Schedule 3.1.17 (and contracts of a similar nature that would have been marked as such on Schedule 3.1.17 had they been in existence on the date of this Agreement).

         8.4 Closing Certificates. Buyer shall have received a certificate, dated as of the Closing Date, from Sellers, the Company and Young Ones, executed by an executive officer of each of Sellers, the Company and Young Ones to the effect of Sections 8.1 and 8.2.

         8.5 Governmental Consents. (a) The FCC Consents shall have been issued by the FCC without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 12.1(e), below, and the FCC Consents shall have become Final Orders (as defined in Section 1.4).

                 (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

         8.6 Adverse Proceedings. No injunction, order, decree or judgment of any court, agency or other Governmental Entities shall have been rendered against Sellers, the Company, Young Ones or Buyer which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement in accordance with its terms.

         8.7 The Shares. Sellers, the Company and Young Ones shall have delivered or caused to be delivered to Buyer, on the Closing Date, the stock certificates evidencing the Shares, duly endorsed or accompanied by a duly executed stock power assigning the shares to Buyer and otherwise in good form for transfer.

         8.8 Indemnification and Escrow Agreement. The Sellers shall have executed and delivered to Buyer the Indemnification and Escrow Agreement.

         8.9 Release of Encumbrances. Evidence satisfactory to Buyer's counsel of the payment or release of any and all Liens (other than Permitted Liens not required to be released pursuant to the provisions of this Agreement).

         8.10    Legal Opinions. Buyer shall have received an opinion of Thano
G. Pasalis & Associates and Paul, Hastings, Janofsky & Walker LLP, each dated as of the Closing Date, substantially in the form of Exhibits B-1 and B-2 hereto.

         8.11 Earnest Money Letter of Credit. The Earnest Money Letter of Credit (as defined in Section 11.3) shall have been returned to Buyer for cancellation.

         8.12 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change to the financial condition or operating results of the Company (other than as a result of regulatory changes affecting the radio broadcasting industry generally or general economic conditions).

         8.13 Resignation of Directors. The directors of the Company and Young Ones shall have resigned effective as of the Closing Date.

         8.14 Other Acquisitions. The Zapis Acquisition and the Independent Group Acquisition shall concurrently close with the transactions contemplated under this Agreement unless the Zapis Acquisition and the Independent Group Acquisition do not close solely due to the breach by Buyer of the agreement governing the Zapis Acquisition or the Independent Group Acquisition, as applicable, in which case this condition shall not apply with respect to any such acquisition that does not close solely due to the Buyer's breach.

         8.15 1445 Certificate. Sellers shall have executed and delivered a certificate, in a form reasonably satisfactory to Buyer, stating that none of Sellers is a foreign person within the meaning of Section 1445 of the Code.

         8.16 Termination of Management Agreement. The Management Agreement shall have been terminated and shall be of no further force and effect and Buyer or the Company shall have no obligations or liabilities arising from or related to the Management Agreement.


                                   ARTICLE 9
                        CONDITIONS OF CLOSING BY SELLERS

         The obligations of Sellers hereunder including, without limitation, the obligation to close the transactions contemplated herein, are, at their option, subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions any of which may be waived by Sellers:

         9.1 Representations, Warranties and Covenants. All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted by the terms of this Agreement and except those given as of a specified date which must only be true and correct as of such specified date.

         9.2 Compliance with Agreement. All the terms, covenants, and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

         9.3 Certifications, etc. Sellers shall have received a certificate, dated as of the Closing Date, from Buyer, executed by an executive officer of Buyer to the effect of Sections 9.1 and 9.2.

         9.4 Governmental Approval. (a) The FCC Consents shall have been issued by the FCC and shall have become Final Orders (as defined in Section 4.1).

                 (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

         9.5 Adverse Proceedings. No injunction, order, decree or judgment of any court, agency or other Governmental Entities shall have been rendered against Buyer, Sellers or the Company which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement in accordance with its terms.

         9.6 Opinions. Buyer shall have delivered to Sellers an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in the form of Exhibit C hereto.

         9.7 Indemnification and Escrow Agreement. Buyer shall have executed and delivered to the Sellers the Indemnification and Escrow Agreement.

         9.8 Release. Mr. Xenophon Zapis and Zapis shall have been released from their obligations as guarantors under that certain Lease between Radio Seaway, Inc., as Lessor, and Friendly Broadcasting Company, as Lessee, dated February 16, 1989, as amended.


                                   ARTICLE 10
                 TRANSFER TAXES; FEES AND EXPENSES; TAX MATTERS

         10.1 Expenses. Except as set forth in Sections 10.2 and, 10.3 below, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement; provided that all such costs and expenses of the Company and Young Ones shall be borne by the Sellers.

         10.2 Sales and Transfer Taxes. All sales, excise, use, transfer, deed, duties, stamp, notary public and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement, including fees to record assignments, shall be borne equally by Sellers and Buyer. Buyer and Sellers agree to cooperate with each other and to file all necessary documentation (including but not limited to, all Tax Returns) with respect to all amounts in a timely manner.

         10.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of or filing with which is required for the consummation of the transactions contemplated hereby, including but not limited to, the FCC, the FTC, and the Department of Justice shall be borne equally by Buyer and Sellers.

         10.4    Tax Matters.

                 (a)      Preparation of Tax Returns; Payment of Taxes.

                          (i) The Seller Representative shall prepare all Tax Returns required to be filed by the Company and Young Ones, with respect to taxable periods of the Company or Young Ones ending on or prior to the Closing Date (taking into account any extensions) and the Seller Representative shall pay any and all Taxes due with respect to such Tax Returns to the extent such Taxes exceed Taxes attributable to taxable periods ending on or before the Closing Date taken into account in determining Liability Adjustment Amount or Working Capital Amount. All Tax Returns described in this Section 10.4(a)(i) shall be prepared in a manner consistent with prior practice. Seller Representative shall provide Buyer with a copy of such Tax Returns at least 20 days prior to the due date for filing such Tax Returns. Buyer shall have the right to review and approve any such Tax Returns filed after the Closing Date, and Buyer and the Seller Representative shall attempt in good faith mutually to resolve any disagreements regarding such Tax Return within fifteen (15) days of the Buyer's receipt thereof. Any disagreement regarding such Tax Return shall be resolved pursuant to Section 10.4(c). Any amount owing under this Section 10.4(a)(i) shall be paid by the Seller Representative to Buyer no later than five (5) days before the due date (including extensions, if any) for payment of Taxes with respect to any such Tax Return.

                          (ii) For federal income tax purposes, the taxable year of the Company and Young Ones shall end as of the close of the Closing Date and, with respect to all other Taxes, the Seller Representative and Buyer will, unless prohibited by applicable law, close the taxable period of the Company and Young Ones as of the close of the Closing Date. Except as otherwise required by applicable law, neither Sellers nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company or Young Ones to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (the "Straddle Period"), then Taxes, if any, attributable to the taxable period of the Company or Young Ones beginning before and ending after the Closing Date shall be allocated (A) to Sellers for the period up to and including the Closing Date, and (B) to Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by Buyer and shall be made by means of a closing of the books and records of the Company and Young Ones as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

                          (iii) With respect to any Tax Returns for Straddle Periods, the Seller Representative shall pay to Buyer an amount equal to that portion of the Taxes shown on such Tax Returns attributable to the portion of the taxable period ending on the Closing Date as determined pursuant to subparagraph (ii), in excess of Taxes attributable to such period taken into account in determining Liability Adjustment Amount or Working Capital Amount. Buyer shall provide the Seller Representative with a schedule showing the computation of such amount at least 20 days prior to the due date for filing such Tax Returns along with a copy of such Tax Return. The Seller Representative shall have the right to review and approve any such Tax Return and schedule, and Buyer and the Seller Representative shall attempt in good faith mutually to resolve any disagreements regarding the determination of such amount within fifteen (15) days of the Seller Representative's receipt thereof. Any disagreement regarding such determination shall be resolved pursuant to Section 10.4(c) below. Any amount owing under this Section 10.4(a)(iii) shall be paid by the Seller Representative to Buyer no later than five (5) days before the due date (including extensions, if any) for payment of Taxes with respect to any such Tax Return.

                 (b) Cooperation with Respect to Taxes. Buyer and Sellers agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution and defense of any claim, suit or proceeding relating to Taxes.

                 (c) Dispute Procedures. Any disputes as to matters covered hereby shall be resolved by Ernst & Young LLP. The parties will instruct the accounting firm to reach its conclusion regarding any such dispute as promptly as practicable. The report of the accounting firm shall be final, binding and conclusive on Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers, jointly and severally on the one hand, and Buyer, on the other hand.

                                   ARTICLE 11
           LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF CREDIT

         11.1 Liquidated Damages. If this Agreement is terminated by Sellers pursuant to Sections 12.1(b)(ii) or 12.1(g) the parties agree and acknowledge that Sellers will suffer damages that are not practicable to ascertain. Accordingly, in such event, Sellers shall be entitled to the sum of $3,500,000 as liquidated damages (and not as a penalty), payable solely and exclusively by drawing upon the Earnest Money Letter of Credit and through the delivery to Sellers, of the sum of $1,750,000 via wire transfer of immediately available funds. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Sections 12.1(b)(ii) or 12.1(g). In such event, Buyer shall immediately instruct the Earnest Money Escrow Agent (as hereinafter defined) to deliver the Earnest Money Letter of Credit to Leon X. Zapis, on behalf of and for the benefit of all of the Sellers (the "Seller Representative") to permit it to draw upon the Earnest Money Letter of Credit and shall deliver to Sellers, via wire transfer of immediately available funds, the sum of $1,750,000. Sellers agree that, to the fullest extent permitted by law, the right to draw upon the Earnest Money Letter of Credit and to receive the additional sum of $1,750,000 from Buyer as provided in this Section 11.1 shall be their sole and exclusive remedy with respect to any damages whatsoever that Sellers may suffer or allege to suffer as a result of a termination pursuant to Sections 12.1(b)(ii) or 12.1(g). Except for a termination pursuant to Sections 12.1(b)(ii) or 12.1(g) (for which the sole recourse of Sellers shall be as provided in this Section 11.1) or pursuant to
Section 12.1(a) or 7.6 (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

         11.2 Specific Performance. In addition to any other remedies which Buyer may have at law or in equity, Sellers hereby acknowledge that the Shares are unique, and that the harm to Buyer resulting from a breach by Sellers of their obligations to sell the Shares to Buyer cannot be adequately compensated by damages. Accordingly, Sellers agree that Buyer shall have the right to have this Agreement specifically performed by Sellers, provided that Buyer is not in material breach of this Agreement, and hereby agree, in such event, not to assert any objections to the imposition of the equitable remedy of specific performance by any court of competent jurisdiction.

         11.3    Letter of Credit.

                 11.3.1 Concurrently with the execution of this Agreement, Buyer shall deposit an original, irrevocable letter of credit, which shall be in a form reasonably satisfactory to Buyer and Sellers (the "Earnest Money Letter of Credit"), issued by The Toronto-Dominion Bank for the sum of $1,750,000 with Key Trust Company of Ohio, N.A. (the "Earnest Money Escrow Agent") to be held in escrow in accordance with the Earnest Money Escrow Agreement substantially in the form of Exhibit D hereto.

                 11.3.2 The Earnest Money Letter of Credit shall be held by the Earnest Money Escrow Agent in accordance with the terms of the Earnest Money Escrow Agreement. Subject to satisfaction of the conditions to the Sellers' obligations set forth in Article 9, at the Closing, the Seller Representative shall instruct the Earnest Money Escrow Agent to release and return the Earnest Money Letter of Credit to Buyer for cancellation.

                 11.3.3 If this Agreement is terminated as provided in Sections 12.1(b)(ii) or 12.1(g), Buyer shall instruct the Earnest Money Escrow Agent to release the Earnest Money Letter of Credit to the Seller Representative, all as provided in Section 11.1. In all other events, the Seller Representative shall join in instructions to the Earnest Money Escrow Agent to return the Earnest Money Letter of Credit to Buyer.


                                   ARTICLE 12
                               TERMINATION RIGHTS

         12.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                 (a)      by the mutual consent of Buyer and Sellers;

                 (b) by written notice of (i) Buyer to Sellers if any of the Sellers, the Company or Young Ones breaches in any material respect any of their representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer or (ii) Sellers, the Company and Young Ones to the Buyer if Buyer breaches in any material respect any of their representations or warranties or default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Sellers, the Company and Young Ones;

                 (c) by Buyer, Sellers, the Company or Young Ones by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that Buyer shall not have the right to terminate this Agreement pursuant to Section 12.1(c) unless Buyer has satisfied the covenants contained in Section 6.1.5 hereof;

                 (d) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                 (e) by written notice of Buyer to Sellers if the FCC Consents contain a condition on Buyer that (i) is unrelated to Buyer's qualifications, (ii) could reasonably be expected to have a materially adverse impact on the financial condition or business operations of the Stations, and (iii) the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review;

                 (f) by written notice of Buyer to Sellers, or by Sellers to the Buyer, if the Closing shall not have been consummated on or before June 1, 1999, subject to extensions as provided in Sections 7.6 and 13.1; or

                 (g) by written notice of Sellers to Buyer, if by May 31, 1999 all of the conditions of Closing by Buyer identified in Article 8 have been satisfied other than the expiration of the applicable waiting period requirements under the HSR Act.

Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                   ARTICLE 13
                                  RISK OF LOSS

         13.1 Risk of Loss. (a) The risk of loss or damage to the assets of the Company shall be upon Sellers at all times prior to the Closing Date. In the event of loss or damage, Sellers shall promptly notify Buyer thereof (the "Sellers' Risk of Loss Notice") and if the lost or damaged assets of the Company are capable of being replaced or repaired for an aggregate amount less than $100,000, then Sellers shall, at their sole cost and expense, replace or repair such assets of the Company prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such assets of the Company, as mutually agreed in good faith by Buyer and Sellers. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $100,000, Sellers may elect in the Sellers' Risk of Loss Notice not to replace or repair such assets of the Company (which election must be set forth in Seller's Risk of Loss Notice), provided, however, that in such event Buyer, at its option, may elect within 30 days after its receipt of the Sellers' Risk of Loss Notice, to terminate this Agreement without either party being subject to a claim by the other for liquidated damages or any other claims or damages, or waive any default or breach with respect to the loss or damage and receive a $100,000 credit at Closing. Either party may extend the Closing Date by up to 30 days in order to allow Sellers and the Company to complete the repair or replacement.

                 (b) The Company shall use its commercially reasonable efforts to avoid the Stations being off the air for three or more consecutive days or five or more days in any 30 day period. The Company shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur: (i) the regular broadcast transmissions of the Stations in the normal and usual manner are interrupted or discontinued for more than thirty (30) minutes; or (ii) the Stations are operated at less than their licensed antenna height above average terrain or at less than ninety percent (90%) of their licensed effective radiated power. If any Specified Event persists for more than seventy-two (72) consecutive hours or five or more days, whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement by written notice given to Sellers and the Company not more than ten (10) days after the expiration of such thirty
(30) day period (without either party being subject to a claim by the other for liquidated damages or any other claims for damages); or (ii) proceed in the manner set forth in Section 13.1(a) above. In the event of termination of this Agreement by Buyer pursuant to this Section 13.1, the parties shall be released and discharged from any further obligation hereunder (without being subject to a claim by Sellers or the Company for liquidated damages or any other claims for damages). With respect to Acts of God which may adversely affect the Stations' operations, Sellers shall use their commercially reasonable efforts to reinstate the Stations' operations within 30 days and shall have the Stations operating at not less than seventy percent (70%) of maximum authorized effective radiated power by the Closing Date.

                 (c) Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section 13.1, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Sellers, Buyer and the Company who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Sellers and one-half by Buyer.


                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

         14.1 Survival of Representations and Warranties. Except as to representations and warranties contained in Section 3.1.1 and 3.1.32 which shall survive the Closing indefinitely and Sections 3.1.14, 3.1.15 and 3.1.18 which shall survive the Closing until the expiration of the applicable statute(s) of limitations (the "Excepted Representations"), all representations and warranties made by Sellers, Buyer, the Company and Young Ones in this Agreement, or pursuant hereto, shall survive the consummation of the transactions contemplated in this Agreement for a period of one year after the Closing Date, regardless of any investigation at any time made by or on behalf of Buyer or Sellers, and shall not be deemed merged in any document or instrument executed or delivered at the Closing. Buyer's sole remedies for any breach of representation or warranty (other than Excepted Representations) or pre-Closing breach of a covenant or agreement shall be those set forth in the Indemnification and Escrow Agreement.

         14.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (a) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive, and (e) words in the singular include the plural and vice versa, and
(f) except with respect to Section 3.1.15, the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

         14.3 Further Assurances. At and after the Closing, Sellers shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

         14.4 Financial Statements. At all times after the date hereof, Sellers, the Company and Young Ones shall, and shall cause their representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and their independent auditors to prepare such audited and interim unaudited financial statements of the Company and Young Ones as Buyer may reasonably determine are necessary in connection with any filing required to be made by it or any of its Affiliates under the Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act. Sellers, the Company and Young Ones shall execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Company and Young Ones for the periods for which such financial statements are required under the Exchange Act or the Securities Act. Sellers, the Company and Young Ones shall cause their independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Sellers (to the extent they relate to the Stations), the Company and Young Ones and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Sellers', the Company's and Young Ones' financial statements or Tax Returns. Any reasonable out-of-pocket costs incurred by Sellers in connection with Sellers' obligations under this Section
14.4 shall be promptly reimbursed by Buyer upon Buyer's receipt of reasonably detailed information regarding such costs.

         14.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Buyer from any of its obligations or liabilities hereunder
(a) nothing in this Agreement shall limit Buyer's ability to sell or transfer any or all of its respective assets (whether by sale of stock or assets, or by merger, consolidation or otherwise) without the consent of Sellers, the Company or Young Ones, (b) nothing in this Agreement shall limit Buyer's ability to assign the Shares (including the right to acquire the Shares at the Closing) to any Affiliate of Buyer without the consent of Sellers, the Company or Young Ones, and (c) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Sellers, the Company or Young Ones. Sellers, the Company and Young Ones shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Sellers, the Company and Young Ones that any such collateral assignment has been foreclosed upon, Sellers, the Company and Young Ones shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's successors and assigns.

         14.6 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         14.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         14.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof.

         14.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received when electronically confirmed if sent by facsimile; on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses (or at such other address which party shall specify to the other party in accordance herewith):

                 (a) In the case of Sellers, the Seller Representative, the Company or Young Ones, to:

                          Leon X. Zapis
                          2510 St. Clair Avenue
                          Cleveland, OH 44114
                          Telecopy: (216) 621-9315

                          With a copy to:

                          Thano G. Pasalis & Associates
                          1575 Illuminating Building
                          55 Public Square
                          Cleveland, Ohio 44113
                          Attention: Thano G. Pasalis
                          Telecopy: (216) 566-8762

                 (b)      In the case of Buyer:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard
                          Suite 1130
                          Irving, Texas 75039
                          Attention: Jeffrey A. Marcus
                          Telecopy: (972) 879-3671

                          With copies to:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard
                          Suite 1130
                          Irving, Texas 75039
                          Attention: Eric C. Neuman
                          Telecopy: (972) 879-3671
                          and

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court
                          Suite 1300
                          Dallas, Texas 75201
                          Attention: Michael A. Saslaw
                          Telecopy: (214) 746-7777

         14.10 Schedules. The schedules and exhibits attached to this Agreement and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

         14.11 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

         14.12 Severability. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

         14.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         14.14 No Third-Party Rights. Nothing in this Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement (other than as provided for in the Indemnification and Escrow Agreement).

         14.15 Arbitration. All disputes which cannot be resolved by agreement of the parties shall be arbitrated in Washington, D.C. in accordance with the rules of the American Arbitration Association before a single arbitrator who shall be jointly selected by Sellers and Buyer, or if Sellers and Buyer cannot agree on the selection of such arbitrator, such arbitrator shall be selected by the head of the Washington, D.C. office of the American Arbitration Association. The costs of such arbitrator shall be paid by Sellers and Buyer in such proportion as the arbitrator deems equitable based on the relative merits of the positions of the parties.

            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the first above written.

                                    SELLERS:


                                    /s/ Maria Zapis Wymer
                                    -----------------------------------
                                    Maria Zapis Wymer


                                    /s/ Leon X. Zapis
                                    -----------------------------------
                                    Leon X. Zapis


                                    /s/ Donna Zapis Thomas
                                    -----------------------------------
                                    Donna Zapis Thomas


                                    /s/ Renee Zapis Seybert
                                    -----------------------------------
                                    Renee Zapis Seybert


                                    ZEBRA BROADCASTING CORPORATION


                                    By:  /s/ Leon X. Zapis
                                       --------------------------------
                                    Name: Leon X. Zapis
                                         ------------------------------
                                    Title: President
                                          -----------------------------


                                    YOUNG ONES, INC.


                                    By:  /s/ Leon X. Zapis
                                       --------------------------------
                                    Name: Leon X. Zapis
                                         ------------------------------
                                    Title: President
                                          -----------------------------

                                    CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


                                    By: /s/ Eric C. Neuman
                                        --------------------------------
                                        Eric C. Neuman
                                        Senior Vice President

                         EXHIBIT A - ZEBRA ACQUISITION

                      INDEMNIFICATION AND ESCROW AGREEMENT


                 THIS INDEMNIFICATION AND ESCROW AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ______________, _____, by and among Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Buyer"), Maria Zapis Wymer, Leon X. Zapis, Donna Zapis Thomas, and Renee Zapis Seybert (all such individuals collectively referred to as "Sellers" and each, individually, as a "Seller"), and Key Trust Company of Ohio, N.A., as escrow agent ("Agent").


                                    RECITALS

         A. Pursuant to that certain Stock Purchase Agreement, dated as of August 11, 1998, by and among Buyer, Young Ones, Inc., an Ohio corporation ("Young Ones"), Zebra Broadcasting Corporation, an Ohio corporation (the "Company"), and Sellers (the "Stock Purchase Agreement"), Buyer has agreed to acquire from Sellers, and Sellers have agreed to sell to Buyer, all of the Shares (as defined in the Stock Purchase Agreement).

         B. It is a condition precedent to the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing"), that Buyer, Sellers and Agent execute and deliver this Agreement.

         C. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Stock Purchase Agreement.

                                   AGREEMENTS

                 In consideration of the recitals and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

         Section 1.1 Funds. (a) At the Closing, and only if the Closing occurs, Buyer shall place in an escrow account with Agent (the "Account") the sum of $1,018,160 out of the Purchase Price paid pursuant to Section 1.2 of the Stock Purchase Agreement (the "Funds").

                 (b) The Funds shall be held by Agent in the Account for the benefit of Buyer and Sellers as provided in this Agreement. In no event shall Agent disburse or invest the Funds except in accordance with this Agreement.

         Section 1.2 Acceptance of Appointment as Agent. Agent, by signing this Agreement, accepts the appointment as Agent and agrees to hold and deliver the Funds and make disbursements from the Account in accordance with the terms of this Agreement.

         Section 1.3 Distribution of Funds to Buyer Indemnitees. Agent shall disburse to Buyer (for its own account or for the account of any Buyer Indemnitee, as defined in Section 2.1) such portion of the Funds as may be necessary to pay the Damages (as defined in Section 2.1) for which a Buyer Indemnitee is entitled to reimbursement under Section 2.1, 2.2, 2.3 or 2.4. Payment shall be made not more than three (3) business days after (i) the delivery to Agent of written instructions signed by Buyer and the Seller Representative (as defined below), specifying an amount to be paid to a Buyer Indemnitee, or (ii) the delivery to Agent and the Seller Representative of a copy of a Final Determination (as defined below) establishing a Buyer Indemnitee's right to reimbursement under this Agreement with respect to such Damages. A "Final Determination" shall mean a judgment of a court of competent jurisdiction having the authority to determine the amount of, and liability with respect to, the determined item, which judgment is not subject to appeal, reconsideration or review. Agent, at its option, shall be entitled to seek and, if received, rely conclusively upon an opinion of legal counsel to the effect that the judgment delivered to Agent pursuant to this Section 1.3 (or pursuant to Section 1.6(b)) is a Final Determination. The "Seller Representative" shall mean Leon X. Zapis or, if such person at any time is unwilling or unable to so serve, another person selected by Sellers (written notice of which selection shall be delivered by Sellers to Agent and Buyer promptly following such selection).

         Section 1.4 Investment of Funds. (a) Pending disbursement of the Funds, Agent shall invest the Funds in Permitted Investments (as defined below). For purposes of this Agreement, "Permitted Investments" shall mean direct obligations of the U.S. government having maturities of 180 days or less, money market funds that invest solely in direct obligations of the U.S. government, including, without limitation, the Victory U.S. Obligation Fund, and such other investments as may be specified from time to time by joint written agreement between Buyer and the Seller Representative. As and when any payment is to be made from the Funds or the Funds are to be otherwise disbursed under this Agreement, Agent shall cause a sufficient portion of the Permitted Investments to be converted into cash. Agent shall select the investments or types of investments to be so converted. Neither Buyer nor Sellers shall be liable for any loss of principal or income due to the choice of Permitted Investments in which the Funds are invested or the choice of Permitted Investments converted into cash pursuant to this paragraph (a).

                 (b) For Tax purposes, the Funds shall be property of Sellers and all interest, dividends and other income earned on the Funds (collectively, the "Earnings") shall be the income of Sellers and be distributed to the Sellers following the Expiration Date, as hereinafter defined. Buyer and Sellers shall file Tax Returns consistent with such treatment.

         Section 1.5 No Distribution of Expenses. Except as provided in Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement, neither Buyer nor Sellers shall be entitled to reimbursement out of the Funds or from any alternative recovery for any costs and expenses incurred by them in connection with exercising their rights or performing their duties under this Agreement.

         Section 1.6 Segregation of the Funds. (a) Notwithstanding any other provision of this Agreement to the contrary, Agent shall segregate from the Account and transfer into a separate sub-account (the "Pending Claim Account") maintained by Agent for the benefit of Buyer and Sellers the portion of the Funds that may be necessary to satisfy in full all Pending Claims (as defined below) and shall hold such portion in accordance with this Section 1.6; provided, however, that Agent shall not so segregate from the Account and transfer to the Pending Claim Account the Funds that may be necessary to satisfy Pending Claims hereunder until such time as the aggregate amount of Damages asserted by Buyer and any Buyer Indemnitees hereunder, taken as a whole, exceeds the Indemnification Basket (as defined in Section 3.1(a)). "Pending Claims" shall mean unresolved claims for indemnification under Sections 2.1, 2.2, 2.3 or 2.4 that are the subject of Claim Notices (as defined in Section 2.7).

                 (b) Any portion of the Funds segregated under Section 1.6(a) shall continue to be segregated by Agent until released thereafter to Sellers in accordance with Section 1.7 or until Agent is directed to release such Funds by (i) written instructions signed by Buyer, that are agreed to in writing by the Seller Representative, or (ii) a copy of a Final Determination establishing a Buyer Indemnitee's right to receive such Funds as reimbursement for indemnification claims under Article 2, or establishing Sellers' right to receive such Funds. Any Funds so released to Sellers will be released in accordance with an allocation among Sellers to be delivered in writing to Agent by the Seller Representative.

         Section 1.7 Distribution of Funds to Sellers. Within three business days after the Expiration Date (as defined below), Agent shall distribute to Sellers from the Account an amount equal to the Earnings and the then remaining amount of Funds less the total amount of Funds that are then being segregated with respect to Pending Claims under Section 1.6. "Expiration Date" shall mean one year after the Closing Date. Any amounts segregated as of the Expiration Date with respect to Pending Claims shall be released thereafter as provided in
Section 1.6(b). Any Funds so released to Sellers will be released in accordance with an allocation among Sellers to be delivered in writing to Agent by the Seller Representative.


                                   ARTICLE II

                             INDEMNIFICATION CLAIMS

         Section 2.1 Indemnification by Sellers. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Buyer and its respective successors and assigns (and, following the Closing, the Companies) and their officers, directors, stockholders, employees and agents (and each person who is an officer, director, stockholder, employee or agent of the Companies following the Closing) (collectively, the "Buyer Indemnitees") shall be entitled to reimbursement from Sellers, on a joint and several basis, for any and all losses, costs, damages, claims, fines, penalties, expenses (including, without limitation, reasonable attorneys' fees and expenses), amounts paid in settlement, court costs, out-of-pocket costs, costs of investigation, and reasonable costs of litigation (including, without limitation, reasonable fees and expenses of accountants, investment bankers and other experts) (collectively, "Damages") actually incurred or suffered by a Buyer Indemnitee or to which any of the Buyer Indemnitees may be subjected, to the extent resulting from, arising out of, based on or relating to (a) any inaccuracy in any representation or warranty of any Seller or the Company contained in the Stock Purchase Agreement or in any schedule, instrument, exhibit, or certificate delivered pursuant thereto (a "Related Document") or
(b) any breach of any covenant or agreement of any Seller or the Company contained in the Stock Purchase Agreement (provided, in the case of any such breach by the Company, that such breach occurred at or prior to the Closing).

         Section 2.2 Tax Indemnification. Without limiting the generality of any of the foregoing, Sellers, shall, jointly and severally, indemnify and hold harmless Buyer Indemnities from and against any and all Damages resulting from, arising out of, based on or relating to, the Company's or Young Ones' liabilities for (i) all Taxes attributable to taxable periods ending on or before the Closing Date or which includes any or all days up to and including the Closing Date (collectively, the "Pre-Closing Date Tax Liability") and (ii) any and all Taxes of any member of a consolidated, combined or unitary group of which the Company or Young Ones (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or Young Ones pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation; if and to the extent that such liability exceeds Taxes attributable to taxable periods ending on or before the Closing Date taken into account in determining Liability Adjustment Amount or Working Capital Amount.

         Section 2.3 ERISA Indemnification. Without limiting the generality of any of the foregoing, Sellers shall, jointly and severally, indemnify and hold harmless Buyer Indemnities, from and against any and all Damages resulting from or relating to any claims of governmental entities, employees or other third parties relating to or arising out of any of the following:

                 (i) any Employee Benefit Plan, maintained by, contributed to, or obligated to contribute to, at any time, by any Seller, Young Ones, the Company, or any ERISA Affiliate, with respect to any (A) liability to the PBGC under Title IV of ERISA; (B) liability relating to a multiemployer plan; (C) liability with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (D) liability with respect to any non-compliance with ERISA or any other applicable laws; or (E) liability with respect to any suit, proceeding or claim which is brought against Buyer, any Employee Benefit Plan or any fiduciary or former fiduciary of any such Employee Benefit Plan;

                 (ii) the employment or termination of employment, including a constructive termination, by any Seller, the Company or any of their Affiliates of any individual (including, but not limited to, any employee of any Seller, the Company or any of their Affiliates) attributable to any actions or inactions occurring prior to the Closing;

                 (iii) any claims by any employee of any Seller, the Company or any of their Affiliates for workers' compensation and/or related medical benefits incurred after the Closing which relate to any injury or illness originating prior to the Closing, to the extent not covered by insurance;

                 (iv) WARN or any other statutory or common law or civil law notice, severance pay, termination pay in lieu thereof or damages arising as a result of the termination or dismissal (including constructive termination or dismissal), by the Company or any of its Affiliates of any or all Employees of the Company on or prior to the Closing Date; and

                 (v) any claim of discrimination against the Company or any of its Affiliates in hiring, management or termination or dismissal of any individual or group of individuals by the Company or any of its Affiliates (including constructive termination or dismissal) which (A) occurred or is alleged to have occurred prior to the Closing, or (B) in connection with transactions contemplated by this Agreement.

         Section 2.4 Additional Indemnification by Sellers. Without limiting the generality of any of the foregoing, Sellers shall, jointly and severally, indemnify and hold harmless the Buyer Indemnities from and against any and all Damages resulting from, arising out of, based on or relating to:

                 (i) any actual or asserted obligations or liability of Young Ones or the Company or any subsidiary (whether for indemnification or otherwise) under any agreement entered into prior to the Closing related to the sale of any securities, assets, properties, operations or businesses of Young Ones, the Company or any subsidiary; or

                 (ii) any civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding (including but not limited to any counterclaims or crossclaims), relating to Young Ones, the Company or any subsidiary arising out of or based upon or with respect to any condition existing or action or event occurring prior to the Closing Date, whether or not pending or threatened on the date hereof or at the Closing, any whether brought, made or instigated by any Governmental Entity or any private person.

         Section 2.5 Indemnification by Buyer. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Sellers and their respective successors and assigns, and their officers, directors, stockholders, employees and agents (collectively, the "Seller Indemnitees") shall be entitled to reimbursement from the Buyer for any and all Damages actually incurred or suffered by a Seller Indemnitee, or to which any of the Seller Indemnitees may be subjected, to the extent resulting from, arising out of, based on or relating to (a) any inaccuracy in any representation or warranty of Buyer contained in the Stock Purchase Agreement or in any Related Document, (b) any breach of any covenant or agreement of the Buyer contained in the Stock Purchase Agreement or (c) the operations of the businesses of the Companies or the ownership of the Companies' assets following the Closing Date (except to the extent any such Damages relating to such operations or ownership following the Closing Date arise from any matter with respect to which any Buyer Indemnitee is entitled to indemnification under
Section 2.1, 2.2, 2.3 and/or 2.4).

         Section 2.6 Procedures Regarding Third Party Claims. (a) In the event that any person entitled to indemnification under this Article 2 (the "Indemnified Party") becomes aware of any matter with respect to which it believes it is entitled to indemnification under this Article 2 from Buyer or Sellers, as applicable (the "Indemnifying Party"), and such matter involves (i) any claim made against the Indemnified Party by any party other than a party to the Stock Purchase Agreement or (ii) the commencement of any action, suit, investigation, arbitration or similar proceeding against the Indemnified Party by any party other than a party to the Stock Purchase Agreement (a "Third Party Claim"), the Indemnified

Party shall notify the Indemnifying Party in writing with reasonable promptness of such Third Party Claim, specifying, to the extent known, the nature, circumstances and the amount of such Third Party Claim (a "Third Party Claim Notice") accompanied by all correspondence, documents, pleadings or other writings received with respect to such Third Party Claim. Failure to give such reasonably prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 2, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have ten (10) business days from its receipt of a Third Party Claim Notice (the "Third Party Claim Notice Period") to notify the Indemnified Party (and if Seller is the Indemnifying Party and any Funds continue to be held by Agent, Agent as well)
(i) whether the Indemnifying Party disputes the Indemnified Party's right of indemnification, and (ii) if the Indemnifying Party does not dispute such right of indemnification, whether or not it desires to defend the Indemnified Party against such Third Party Claim. Notwithstanding the foregoing, as used in this
Section 2.6 and in Section 2.7, with respect to any claim for indemnification by any Buyer Indemnitee against any Seller, the term "Indemnifying Party" shall be deemed to refer to any and all Sellers against whom such claim for indemnification is made; provided, that with respect to notices given by or to, or procedures to be followed by, the Indemnifying Party in the case of any such claim, the term "Indemnifying Party" shall be deemed to refer to the Seller Representative.

                 (b) If the Indemnifying Party notifies the Indemnified Party (and if any Seller is the Indemnifying Party and any Funds continue to be held by Agent, Agent as well) in writing within the Third Party Claim Notice Period that (i) the Indemnifying Party does not dispute the Indemnified Party's right of indemnification and (ii) the Indemnifying Party desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to assume and control, at its sole cost, expense and liability, the defense of such Third Party Claim by appropriate proceedings with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in any such defense or settlement, at its sole cost and expense.

                 (c) If (i) the Indemnifying Party disputes the Indemnified Party's right of reimbursement with respect to a Third Party Claim,
(ii) the Indemnifying Party does not dispute such right of reimbursement but fails to promptly assume and prosecute the defense of such Third Party Claim, or (iii) the Indemnified Party reasonably believes that a conflict of interest exists between the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to assume and control (at the Indemnifying Party's sole cost, expense and liability) the defense of such Third Party Claim with counsel reasonably acceptable to Indemnifying Party. If the Indemnifying Party does not assume the defense of a Third Party Claim for any reason, it may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party's sole cost and expense.

                 (d)  The party responsible for the defense of any Third
Party Claim (the "Responsible Party") shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of any Third Party Claim for which such other party is not the Responsible Party, including, without limitation, all settlement negotiations and offers. Each party shall make available to the other party and its representatives (including accountants and counsel) all books and records of such party relating to such Third Party Claim and shall render to each other such assistance and access to the books and records that they may reasonably require of each other in order to ensure the proper and adequate defense of such Third Party Claim, including, without limitation, making employees available (upon reasonable advance notice and with due regard for prior scheduling commitments) to testify in any proceeding, pretrial deposition or otherwise, except that unless required to do so by valid governmental or judicial order or legal process, a party shall not be required to make available to the other party any books, records, documents or other information that such party reasonably determines to be confidential or subject to attorney-client privilege until the other party shall have entered into such agreements as is reasonably necessary in light of all the surrounding circumstances to protect such confidentiality or privilege.

                 (e)  Neither the Indemnified Party nor the Indemnifying
Party shall enter into any settlement of any Third Party Claim without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). The Responsible Party shall promptly notify the other party of each settlement offer (including whether or not the Responsible Party is willing to accept the proposed settlement offer) with respect to a Third Party Claim. Such other party agrees to notify the Responsible Party with reasonable promptness whether or not such party is willing to accept the proposed settlement offer.

         Section 2.7 Procedures Regarding Direct Claims. In the event that an Indemnified Party has a claim for reimbursement which does not involve a Third Party Claim (a "Direct Claim"), the Indemnified Party shall notify the Indemnifying Party (and if any Seller is the Indemnifying Party and any Funds continue to be held by Agent, Agent as well) with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice" and together with Third Party Claim Notices, the "Claim Notices"), including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached and the manner in which such representation and warranty or covenant and agreement is alleged to have been breached. Failure to give such reasonably prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 2, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it disputes the Indemnified Party's right of reimbursement with respect to a particular Direct Claim, the Indemnified Party and the Indemnifying Party shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Nothing herein shall be deemed to prevent the Indemnified Party from initiating litigation under this Agreement, and subject to the limitations contained herein, against the Indemnifying Party with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of obtaining a Final Determination in order to establish the Indemnified Party's right to reimbursement hereunder.

         Section 2.8 Appointment of Seller Representative. Each Seller hereby irrevocably designates and appoints the Seller Representative as such Seller's attorney-in-fact, with full power of substitution and resubstitution, to take any and all actions in the name and on behalf of such Seller as the Seller Representative may determine with respect to the Funds and with respect to any claim for indemnification against such Seller under this Article 2 (including but not limited to any actions that the Seller Representative may determine with respect to the settlement of any such claim), each of which actions by the Seller Representative shall be binding on such Seller and shall be deemed to be the actions of such Seller.


                                  ARTICLE III

                            LIMITATIONS ON LIABILITY

         Section 3.1 Limitations on Reimbursement. (a) The Buyer Indemnitees shall not be entitled to indemnification hereunder unless and until aggregate Buyer Indemnitees' Damages for which indemnification otherwise would be available hereunder exceed $63,636 (the "Indemnification Basket"), in which event the Buyer Indemnitees shall be entitled to reimbursement hereunder for the amount of all such Damages (including the initial $63,636).

                 (b)      Except with respect to indemnification pursuant to
Section 2.1(a) for the breach by Seller of any representation or warranty set forth in Sections 3.1.1, 3.1.14, 3.1.15, 3.1.18, or 3.1.32 of the Stock
Purchase Agreement (including any bring-down of any such representation or warranty pursuant to any certificate delivered at Closing), the right to reimbursement from the Funds shall constitute the sole remedy of any Buyer Indemnitee with respect to any matter for which such Buyer Indemnitee is entitled to indemnification under Sections 2.1, 2.3 and/or 2.4.

                 (c) Any claim by any Buyer Indemnitee for reimbursement under Section 2.1(a) must be asserted within the period of survival, as set forth in the Stock Purchase Agreement, of the representation or warranty with respect to which such claim relates.

                 (d) After the Expiration Date, no Buyer Indemnitee may assert any claim for reimbursement from the Funds.

                 (e) For all purposes of this Agreement, the amount of Damages, and the amount reimbursable with respect thereto, shall be reduced to the extent of any insurance proceeds or other third party recovery received by the Indemnified Party with respect to such Damages. If the Indemnified Party receives any such insurance proceeds or other recovery after the Indemnifying Party shall have made any payment to the Indemnified Party with respect to such Damages, the Indemnified Party shall promptly return such payment to the Indemnifying Party to the extent of insurance proceeds or other recovery received; provided, however, that any such payment returned to Seller prior to the Expiration Date shall be placed in the Account and become part of the Funds and such amount shall not be deemed to have been paid to any Indemnified Party as Damages under this Agreement. The Indemnified Party shall timely file claims for insurance proceeds and pursue all other reasonable third party reimbursement rights with respect to any Damages sustained by the Indemnified Party.

                 (f) An Indemnified Party's rights to reimbursement or indemnification for Damages resulting from any untrue or incorrect representation or warranty of the Indemnifying Party shall not be affected by any investigation made by the Indemnified Party or whether or not the Indemnified Party relied upon such untrue or incorrect representation or warranty; provided, however, that no Indemnified Party shall be entitled to reimbursement or indemnification for Damages resulting from an untrue or incorrect representation or warranty of the Indemnifying Party if (i) the fact that such representation or warranty was untrue or incorrect was disclosed in writing to the Indemnified Party prior to the Closing (along with an acknowledgment by the Indemnifying Party that the conditions to the Indemnified Party's obligation to effect the Closing, as a result of the failure of such representation or warranty to be true and correct, are not satisfied) and (ii) the Indemnified Party nevertheless determines to effect the Closing.


                                   ARTICLE IV

                                     AGENT

         Section 4.1 Rights and Responsibilities of Agent. (a) The duties and responsibilities of Agent shall be limited to those expressly set forth in this Agreement and it shall not be subject to, nor obligated to recognize, any other agreement between, or direction or instruction of, the parties to this Agreement, unless such agreement, direction or instruction is in writing and is signed by both Buyer and Seller.

                 (b) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, Agent will not be required to determine the controversy or to take any action regarding it.

Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Agent's discretion, Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Agent will not be liable for interest or damage. Furthermore, Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow. All costs, expenses, charges and reasonable attorney fees incurred by Agent due to the interpleader action shall be paid one-half by Buyer and one- half by Seller, in each case jointly and severally. Upon initiating such action, Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                 (c) In performing any duties under the Agreement, Agent shall not be liable to any party for damages, losses, or expenses, except as a result of gross negligence or willful misconduct on the part of Agent. Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that Agent shall in good faith believe to be genuine, nor will Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Agent may consult with legal counsel in connection with Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. In the absence of knowledge that any action taken or purported to be taken hereunder is wrongful, Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                 (d) Agent, and any successor Agent, may resign at any time as escrow agent hereunder by giving at least 30 days prior written notice to Seller and Buyer. Upon such resignation and the appointment of a successor escrow agent, the resigning Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as escrow agent hereunder except for liability arising in connection with its own gross negligence or willful misconduct. Upon their receipt of notice of resignation from Agent, Buyer and Seller shall use commercially reasonable efforts jointly to designate a successor Agent. In the event Buyer and Seller do not agree upon a successor escrow agent within 30 days after the receipt of such notice, Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, Buyer and Seller shall have the right at any time upon not less than 10 days' prior written notice to Agent to terminate the appointment of Agent, or successor Agent, as escrow agent hereunder. Agent or successor Agent shall continue to act as escrow agent until a successor is appointed and qualified to act as Agent.

         Section 4.2 Fees and Expenses of Agent. Agent shall (a) be paid a fee for its services under this Agreement as provided by Exhibit A and (b) be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of its counsel engaged pursuant to Sections 1.3 and/or
1.4 hereof, or otherwise) actually incurred by it in connection with its duties under this Agreement (collectively, the "Agent Fees and Expenses"). All Agent Fees and Expenses shall be paid one-half by Buyer and one-half by Sellers. Escrow Agent shall have a lien upon the funds for payment of its fees and expenses. Escrow Agent may pay itself from the Funds for any fees and expenses for which it has not been paid.

         Section 4.3 Indemnification of Agent. The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, reasonable legal counsel fees and disbursements that may be imposed on Agent or incurred by Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, provided, however, neither Buyer nor Sellers nor their successors and assigns need indemnify Agent for any loss, claim, damage, liability or expense caused by Agent's gross negligence or willful misconduct.


                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.1 No Right of Contribution. Each Seller hereby expressly and irrevocably waives and releases any right that such Seller might otherwise have to contribution from Young Ones or the Company (or any similar right to recover any amount from Young Ones or the Company) as a result of any Funds being utilized to satisfy any indemnification claims of any Buyer Indemnitee, or as a result of any payments by such Seller with respect to any indemnification claims of any Buyer Indemnitee.

         Section 5.2 Notices. All notices, requests, consents or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or delivered by any party (a) when received by such party if delivered by hand, (b) upon confirmation when delivered by telecopy, (c) within one day after being sent by recognized overnight delivery service, or (d) upon receipt of a return receipt after being mailed by certified mail, return receipt requested, and in each case addressed as follows:

                    (i)   if to Buyer or to any Buyer Indemnitee:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard, Suite 1130
                          Irving, Texas  75039
                          Attention:  Jeffrey A. Marcus
                          Telecopy No.:  (972) 879-3671

                 with copies to:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard, Suite 1130
                          Irving, Texas  75039
                          Attention:  Eric C. Neuman
                          Telecopy No.:  (972) 879-3671

                 and:

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201-6950
                          Attention:  Michael A. Saslaw
                          Telecopy No.:    (214) 746-7777

                    (ii)  if to Seller or to any Seller Indemnitee, to:

                          c/o the Seller Representative
                          Leon X. Zapis
                          c/o Zebra Broadcasting Corporation
                             2510 St. Clair Avenue
                          Cleveland, Ohio  44114
                          Telecopy No.:  (216) 216-9315
                 with a copy to:

                          Thano G. Pasalis & Associates
                          1575 Illuminating Building
                          55 Public Square
                          Cleveland, Ohio  44113
                          Attention:  Thano G. Pasalis
                          Telecopy No.:  (216) 566-8762

                   (iii)  if to Agent, to:

                          Mail or other Instructions

                          Key Trust Company of Ohio, N.A.
                          127 Public Square, 15th Floor
                          Cleveland, Ohio 44114
                          Attn:  Joyce A. Apostolec
                          Telecopy No.:  (216) 689-3777

Any party by written notice to the other parties pursuant to this Section 5.1 may change the address or the persons to whom notices or copies thereof shall be directed.

         Section 5.3 Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Agreement. No rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, except that Buyer may assign its rights under this Agreement without obtaining the prior written consent of the other parties hereto to any person or entity to whom, pursuant to the Stock Purchase Agreement, Buyer is permitted to assign all or a portion of its rights under the Stock Purchase Agreement, provided that any such assignee duly executes and delivers an agreement to assume Buyer's obligations under this Agreement and that Buyer remains liable with respect to such obligations.

         Section 5.4 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by Agent, Buyer and Sellers.

         Section 5.5 Waivers. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         Section 5.6 Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Unless otherwise stated, references to Sections and Exhibits are references to Sections and Exhibits of this Agreement.

         Section 5.7 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Buyer, Buyer Indemnitees, Sellers, Seller Indemnitees, the Seller Representative and Agent any rights or remedies under, or by reason of, this Agreement.

         Section 5.8 Termination. This Agreement shall terminate at the time of the final resolution of all Pending Claims and, if any amount remains thereunder, disbursement of the Funds, all in accordance with the provisions of this Agreement.

         Section 5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed any original and all of which together shall constitute a single instrument.

         Section 5.10 Waiver of Offset Rights. Agent hereby waives any and all rights to offset that it may have against the Funds including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages, or other losses that Agent may be otherwise entitled to collect from any party to this Agreement.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                    BUYER:

                                    CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


                                    By:
                                       ----------------------------------
                                       Eric C. Neuman
                                       Senior Vice President


                                    SELLERS:


                                    -------------------------------------
                                    MARIA ZAPIS WYMER


                                    -------------------------------------
                                    LEON X. ZAPIS


                                    -------------------------------------
                                    DONNA ZAPIS THOMAS


                                    -------------------------------------
                                    RENE ZAPIS SEYBERT

                                    AGENT:

                                    KEY TRUST COMPANY OF OHIO, N.A.


                                    By:
                                       ---------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------

                                   EXHIBIT A


                                 Fees of Agent



$2,500.00 Annual Escrow Agent Fee for Administration.

Escrow Fee will be payable upon execution of the Escrow Agreement and annually thereafter on the anniversary date of the agreement.